                          OFFER TO PURCHASE FOR CASH
                       13,933,000 SHARES OF COMMON STOCK

                                      OF
                                OHM CORPORATION
                                      AT
                             $11.50 NET PER SHARE

                                      BY

                                 IT-OHIO, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                     INTERNATIONAL TECHNOLOGY CORPORATION


  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
    NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 17, 1998, UNLESS THE OFFER IS
                                   EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN AT LEAST 13,933,000 SHARES OF COMMON STOCK, $0.10 PAR VALUE, OF OHM CORPORATION (THE "COMPANY") (THE "SHARE NUMBER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--15. CERTAIN CONDITIONS OF THE OFFER."

  THE BOARD OF DIRECTORS (THE "BOARD") OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED HEREIN), INCLUDING WITHOUT LIMITATION THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

                                 -----------

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal including the required signature guarantees and mail or deliver the Letter of Transmittal or a facsimile thereof and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

  A shareholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

  Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer or for additional copies of this Offer to Purchase and this Letter of Transmittal.

                                 -----------

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.

            The date of this Offer to Purchase is January 16, 1998

                               TABLE OF CONTENTS

                                                                             PAGE
 INTRODUCTION..............................................................    1
 THE TENDER OFFER..........................................................    4
     1. Terms of the Offer; Expiration Date...............................     4
     2. Procedure for Accepting the Offer and Tendering Shares............     6
     3. Withdrawal Rights.................................................     9
     4. Acceptance for Payment and Payment for Shares.....................    10
     5. Certain Federal Income Tax Consequences...........................    11
     6. Price Range of the Shares.........................................    13
     7. Certain Information Concerning the Company........................    13
     8. Certain Information Concerning Purchaser and Parent...............    16
     9. Source and Amount of Funds........................................    17
    10. Certain Transactions between Parent and the Company...............    20
    11. Contacts with the Company; Background of the Offer and the
         Merger...........................................................    20
    12. Purpose of the Offer and the Merger; Plans for the Company; The
         Merger Agreement; The Company Voting Agreement; The Parent Voting
         Agreement; The Option Termination Agreement; Appraisal Rights....    22
    13. Dividends and Distributions.......................................    38
    14. Effects of the Offer on the Market for Shares; New York Stock
         Exchange and Exchange Act Registration...........................    38
    15. Certain Conditions of the Offer...................................    39
    16. Certain Legal Matters; Regulatory Approvals.......................    40
    17. Fees and Expenses.................................................    43
    18. Miscellaneous.....................................................    44
 SCHEDULE I................................................................  S-1
 SCHEDULE II...............................................................  S-6
 ANNEX A...................................................................  A-1

To the Holders of Common Stock of OHM Corporation:

                                 INTRODUCTION

  IT-Ohio, Inc., an Ohio corporation ("Purchaser"), which is a wholly-owned subsidiary of International Technology Corporation, a Delaware corporation ("Parent"), hereby offers to purchase 13,933,000 shares of common stock, par value $0.10 per share (the "Common Stock" or the "Shares"), of OHM Corporation, an Ohio corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"), at the purchase price of $11.50 per Share (the "Offer Price"), net to each tendering shareholder in cash.

  THE COMPANY'S BOARD HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED HEREIN), INCLUDING WITHOUT LIMITATION THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN AT LEAST 13,933,000 SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER--
15. CERTAIN CONDITIONS OF THE OFFER."

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 17, 1998, UNLESS EXTENDED. SEE "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

  The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of January 15, 1998 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that, regardless of whether Shares are purchased pursuant to the Offer and promptly after the satisfaction or, if permissible, waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger (the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent.

  At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares purchased in the Offer or otherwise owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties, or Shares (the "Dissenting Shares") with respect to which the holder properly exercises such holder's appraisal rights under all of the relevant provisions of Sections 1701.84 et seq. ("Section 1701.84") of the Ohio General Corporation Law ("OGCL") (collectively, the "Excluded Shares")), will be cancelled and converted automatically into the right to receive (i) 1.394 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"); provided, however, that if the aggregate number of Shares accepted for payment and paid for pursuant to the Offer and purchased from Waste Management, Inc., a Delaware corporation ("WMX"), which beneficially owns 9,668,000 Shares or approximately 35% of the outstanding Shares, pursuant to the Repurchase Agreement (as defined below) is less than 19,168,381 Shares (the "Cash Share Number") (the number of Shares so paid for and purchased being referred to herein as the "Purchased Share Number"), then the Exchange Ratio shall be adjusted (the "Adjusted Exchange Ratio") and shall be equal to the product obtained by multiplying the Exchange Ratio by a fraction, (A) the numerator of which is equal to (x) the number of Shares issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares other than Dissenting Shares)

(the "Final Outstanding Number") plus (y) the Purchased Share Number minus (z) the Cash Share Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding proviso, an amount in cash equal to a fraction, (A) the numerator of which is the product of $11.50 and the amount by which the Cash Share Number exceeds the Purchased Share Number and (B) the denominator of which is the Final Outstanding Number. The foregoing shall be referred to collectively as the "Merger Consideration."

  At the Effective Time, Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist (in the case of Excluded Shares other than Dissenting Shares, without the payment of consideration therefor), and each certificate (a "Certificate") formerly representing any of such Shares, other than Excluded Shares, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares and any distribution or dividends pursuant to the Merger Agreement.

  As the market price of the shares of the Parent Common Stock will fluctuate, the value of the Exchange Ratio at the Effective Time of the Merger may be greater or less than the $11.50 in cash per Share payable pursuant to the Offer. Accordingly, the value of the Merger Consideration may be less or greater than the $11.50 per Share received by holders of Shares that are purchased pursuant to the Offer. Based on the closing price of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") on January 15, 1998, the value of shares of Parent Common Stock to be received in the Merger for each Share pursuant to the Exchange Ratio would have been $11.15.

  BT ALEX. BROWN INCORPORATED ("BT ALEX. BROWN"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE COMPANY'S BOARD, DATED JANUARY 14, 1998 (THE "OPINION"), TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION, THE AGGREGATE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY IN THE OFFER, THE MERGER AND THE NSC DISTRIBUTION (AS DEFINED HEREIN), TAKEN TOGETHER, IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS ANNEX A TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING PROVIDED TO SHAREHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON TUESDAY FEBRUARY 17, 1998, UNLESS EXTENDED. SEE "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

  If more than 13,933,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) the Shares purchased in the Offer on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering shareholder. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to announce the final results of the proration until at least seven NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary, and may also be able to obtain such preliminary information from their brokers. Tendering shareholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known.

  Pursuant to the Merger Agreement and the Share Repurchase Agreement, dated as of January 15, 1998 (the "Repurchase Agreement"), among the Company, Parent, WMX, and Rust International Inc., a Delaware corporation and wholly owned subsidiary of WMX ("Rust"), the Company will repurchase from WMX 5,235,381 Shares for $11.50 per Share concurrently with the payment for Shares pursuant to the Offer (the

"Repurchase"). In addition, pursuant to the Repurchase Agreement, WMX has agreed to tender only 2,142,141 Shares in the Offer. The effect of the Repurchase will be to increase the aggregate number of Shares acquired for cash in connection with the transactions contemplated by the Merger Agreement, make it possible for the consideration paid in the Merger to consist solely of shares of Parent Common Stock and result in WMX receiving cash and Parent Common Stock in the same proportion as other shareholders of the Company, assuming all outstanding shares (other than 7,525,859 shares held by WMX) are tendered in the Offer. Pursuant to the Repurchase Agreement, WMX has also agreed, among other things, to vote all Shares held by it in favor of the adoption of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage such transactions or inhibit the timely consummation of such transactions and to deliver to Parent an irrevocable proxy to vote all Shares held by it and any other shares of capital stock of the Company acquired by it prior to the Effective Time.

  Pursuant to the Company Voting Agreement, dated as of January 15, 1998 (the "Company Voting Agreement"), among the Company, Parent, James L. Kirk (the Company's Chairman, President and Chief Executive Officer), Joseph R. Kirk (a director and Executive Vice President of the Company) and H. Wayne Huizenga (an individual not affiliated with the Company and referred to collectively with Messrs. James and Joseph Kirk as the "Company Shareholders"), the Company Shareholders (who collectively hold approximately 20% of the outstanding Shares) have agreed, among other things, to vote all Shares held by them in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage such transactions or inhibit the timely consummation of such transactions and to deliver to Parent an irrevocable proxy to vote all Shares held by the Company Shareholders and any other Shares acquired by them prior to the Effective Time in a manner consistent with the provisions of the Company Voting Agreement.

  Pursuant to the Parent Voting Agreement, dated as of January 15, 1998 (the "Parent Voting Agreement"), among Parent, the Company and certain stockholders of Parent affiliated with The Carlyle Group, L.P. ("Carlyle") (the "Parent Stockholders") which are entitled to cast approximately 38% of the votes entitled to be cast at the meeting of stockholders of Parent contemplated by the Merger Agreement, the Parent Stockholders have agreed, among other things, to vote all shares of Cumulative Convertible Participating Preferred Stock ("Parent Preferred Stock") held by them in favor of the issuance of shares of Parent Common Stock in connection with the Merger, not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage such transactions or inhibit the timely consummation of such transactions and to deliver to the Company an irrevocable proxy to vote all shares of Parent Preferred Stock held by the Parent Stockholders and any other shares of capital stock of Parent acquired by the Parent Stockholders prior to the Effective Time in a manner consistent with the provisions of the Parent Voting Agreement.

  Pursuant to the Merger Agreement, concurrently with the acceptance for payment of Shares in the Offer by Purchaser, the Company will pay a pro rata taxable distribution to holders of record of the Shares as of the close of business on the date immediately prior to the date Purchaser accepts Shares for payment in the Offer, all of the shares of Common Stock, par value $0.01 per share, of NSC Corporation held by the Company (the "NSC Distribution").

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS OR AN OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY PARENT COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT") WHICH PROSPECTUS WILL ALSO CONSTITUTE A JOINT PROXY STATEMENT FOR THE MEETINGS OF SHAREHOLDERS OF THE COMPANY AND STOCKHOLDERS OF PARENT RELATING TO THE MERGER (THE "JOINT PROXY STATEMENT/PROSPECTUS").

  Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of BankBoston, N.A., as Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--17. Fees and Expenses."

  Consummation of the Merger is subject to a number of conditions, including approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company and, as required under the rules of the NYSE, approval by the shareholders of Parent of the issuance of Parent Common Stock pursuant to the Merger Agreement. See "THE TENDER OFFER--16. Certain Legal Matters; Regulatory Approvals." The Company's Board has unanimously recommended that the Company's shareholders approve the Merger and the Company has agreed in the Merger Agreement to take all lawful action to solicit such approval. If the Cash Share Number is acquired in the Offer and the Repurchase, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder of the Company. Additionally, as described above, WMX and the Company Shareholders, who hold in the aggregate approximately 55% of the outstanding Common Stock, have entered into the Repurchase Agreement and the Company Voting Agreement pursuant to which they have agreed, among other things, to vote all Shares beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby.

  The information contained in this Offer to Purchase concerning the Company, including, without limitation, information concerning the deliberations, approvals and recommendations of the Board of Directors of the Company in connection with the transaction, the opinion of BT Alex. Brown, and the Company's capital structure and historical and projected financial information, was supplied by the Company. Purchaser takes no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and Purchaser was supplied by Purchaser.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SEE ALSO "THE TENDER OFFER--18. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for up to 13,933,000 Shares validly tendered pursuant to the Offer on or prior to the Expiration Date (as defined below) and not withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean 9:00 a.m., New York City time, on Tuesday, February 17, 1998, unless and until Purchaser, in its sole discretion (but subject to restrictions contained in the Merger Agreement), shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If more than the 13,933,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will accept for payment (and thereby purchase) 13,933,000 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering shareholder. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares"), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  Subject to the terms of the Merger Agreement, Purchaser reserves the right (but shall not be obligated) to accept for payment more than 13,933,000 Shares pursuant to the Offer, although Purchaser has no present intention of doing so. If a number of additional Shares in excess of 2% of the outstanding Shares is to be accepted for payment, and, at the time notice of Purchaser's decision to accept for payment such additional Shares is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is so published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

  Pursuant to the Merger Agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company's Board in writing, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) change the conditions to the Offer set forth in "THE TENDER OFFER--15. Certain Conditions of The Offer", (v) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to holders of Shares or extend the Offer if all of the conditions to the Offer are satisfied or waived, or
(vi) waive the condition set forth in paragraph (f) of "THE TENDER OFFER--15. Certain Conditions of the Offer."

  If at any scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived, at the request of the Company from time to time, Purchaser shall extend the Offer for a period not to exceed ten business days after the previously scheduled Expiration Date of the Offer; provided, however, in no event shall Purchaser be obligated to extend the Offer beyond March 31, 1998. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), including the occurrence of any of the conditions specified in Section 15, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "WITHDRAWAL RIGHTS".

  Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(i) to delay acceptance for payment of any Shares pending receipt of any regulatory or governmental approval specified in Section 16, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 15 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 15 without extending the period of time during which the Offer is open.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--
3. Withdrawal Rights." However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act as described in the previous paragraph.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  The Company has provided Purchaser with the Company shareholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

 VALID TENDER OF SHARES

  For a shareholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein), in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either Certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

 BOOK-ENTRY TRANSFERS

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein), in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 SIGNATURE GUARANTEES

  No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal, or
(ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

 GUARANTEED DELIVERY

  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which securities are traded on the NYSE.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering shareholders, regardless of any extension of the Offer or any delay in making such payment.

 DETERMINATION OF VALIDITY

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 OTHER REQUIREMENTS

  By executing the Letter of Transmittal as set forth herein, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration
Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

 BACKUP FEDERAL INCOME TAX WITHHOLDING

  To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a shareholder tendering Shares in the offer must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such shareholder pursuant to the Offer. All shareholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences."

3. WITHDRAWAL RIGHTS.

  Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after March 17, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as described in this Section. Any such delay will be by an extension of the Offer to the extent required by law. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waved. None of Purchaser, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), and provided that the Repurchase shall have been completed, subject only to the condition that Purchaser shall have paid for Shares pursuant to the Offer, Purchaser will accept for payment, and will pay for, up to 13,933,000 Shares validly tendered on or prior to the Expiration Date (subject to any pro rata adjustment in accordance with the terms of the Offer in the event more than 13,933,000 Shares are validly tendered in the Offer) and not properly withdrawn in accordance with the procedures set forth in "THE TENDER OFFER--3. Withdrawal Rights" promptly after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), (iii) the satisfaction of the Share Number Condition, and (iv) the satisfaction or waiver of the other conditions to the Offer set forth under "THE TENDER OFFER--15. Certain Conditions of the Offer." Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or governmental regulation.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered to Purchaser (subject to any pro rata adjustment in accordance with the terms of the Offer in the event more than 13,933,000 Shares are validly tendered) and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as described in this Section. Any such delay will be by an extension of the Offer to the extent required by law. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer. "THE TENDER OFFER--3. Withdrawal Rights."

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  Purchaser reserves the right to designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be party to the Merger Agreement and to consummate the transactions contemplated thereby, including the Offer and the Merger.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

 SHARES TENDERED IN THE OFFER OR EXCHANGED PURSUANT TO THE MERGER

  The receipt of cash for Shares tendered pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a shareholder who receives cash for Shares pursuant to the Offer will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. In addition, shareholders should note that the receipt of the Merger Consideration (whether consisting solely of shares of Parent Common Stock or of both shares of Parent Common Stock and cash) if the Merger is carried out as contemplated by the parties will be a taxable event for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In such event, a shareholder who receives Parent Common Stock pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the fair market value of the Parent Common Stock at the Effective Time (plus the amount of any cash received) and such shareholder's adjusted tax basis in the Shares exchanged in the Merger. Thus, a shareholder recognizing a gain under the foregoing rule could be in the position of incurring a tax liability as a result of the Merger without the corresponding receipt of cash. ALL SHAREHOLDERS SHOULD TAKE INTO ACCOUNT THE TAX TREATMENT OF THE RECEIPT OF THE MERGER CONSIDERATION WHEN CONSIDERING WHETHER TO TENDER SHARES PURSUANT TO THE OFFER.

  If the Shares constitute capital assets in the hands of the shareholder, then gain or loss recognized with respect to either the receipt of cash pursuant to the Offer or the receipt of the Merger Consideration pursuant to the Merger will be capital gain or loss. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The initial tax basis of any Parent Common Stock received pursuant to the Merger will be the fair market value of such stock at the Effective Time.

  The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to the sale of property held for more than eighteen months, and a maximum rate of 28% on net capital gain attributable to the sale of property held for more than one year but not more than eighteen months. The 1997 Act did not affect the treatment of short-term capital gain or loss (generally, gain or loss attributable to capital assets held for one year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers.

  A shareholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to Parent and Purchaser or an exemption applies. See "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares--Backup Federal Income Tax Withholding."

 THE NSC DISTRIBUTION

  Pursuant to the Merger Agreement, concurrently with the acceptance by Purchaser of Shares for payment in the Offer, the Company shall make a pro rata taxable distribution (the "NSC Distribution") of all of the shares of common stock, par value $0.01 per share, of NSC Corporation (the "NSC Shares") held by the Company to holders of record of the Shares as of the close of business on the date immediately prior to the date Purchaser accepts Shares for payment in the Offer.

  The NSC Distribution is an integral part of the plan of acquisition of the Company by Purchaser and Parent. Therefore, for federal income tax purposes, the NSC Distribution should be treated as a redemption of a pro rata portion of the Shares held by each holder of the Shares for an amount of consideration equal to the fair market value of the NSC Shares received. Such redemption will be treated as a sale or exchange of the Shares deemed surrendered in the redemption provided that the redemption (i) results in a "complete termination" of the holder's stock interest in the Company under section 302(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) is "substantially disproportionate" with respect to the holder under section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code. If the redemption is treated as a sale or exchange, gain or loss will be recognized for federal tax purposes equal to the difference between the fair market value of the NSC Shares received in the redemption and the holder's adjusted tax basis in the Shares deemed surrendered in the redemption.

  A distribution to a holder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company, but there cannot always be certainty as to when such a "meaningful reduction" has occurred because the applicable test is not based on numerical criteria. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the more objective tests set forth in sections 302(b)(3) and 302(b)(2) of the Code, respectively.

  In applying the tests under sections 302(b)(1)-(3) of the Code, the holder must take into account not only the stock of the Company which the holder actually owns, but also stock he constructively owns within the meaning of section 318 of the Code. In addition, a redemption that is part of a firm and fixed integrated plan is to be tested under Code sections 302(b)(1)-(3) by taking into account all changes in the holder's proportionate stock ownership in the Company that occur as a result of such overall plan. Accordingly, assuming that the Offer and Merger are consummated, the NSC Distribution, Offer and Merger together are expected to be viewed as resulting in a "complete termination" of each holder's interest in the Company or, alternatively, that these events will result in a "substantially disproportionate" reduction or "meaningful reduction" in each holder's interest in the Company.

  If the NSC Distribution is not treated as a sale or exchange to the holder of Shares under the tests of sections 302(b)(1)-(3) of the Code, it will be treated as a distribution in the amount of the fair market value of the NSC Shares received and will be taxable as ordinary dividend income to the extent of the holder's share of the Company's current or accumulated earnings and profits, as computed for federal income tax purposes. If the amount of the distribution exceeds the holder's share of the Company's current or accumulated earnings and profits, such distribution will be treated first as a return of capital that will be applied against and reduce the adjusted basis of the holder's Shares. Any remaining amount of the distribution after such tax basis has been reduced to zero will be taxed as capital gain.

  Regardless of whether the tests of sections 302(b)(1)-(3) are satisfied, the holder's basis in any NSC Shares received will equal the fair market value of such shares on the date of the NSC Distribution, and the holder's holding period for such NSC Shares will commence on the following day.

6. PRICE RANGE OF THE SHARES.

  The Shares are traded on the NYSE under the symbol OHM. The following table sets forth, for the periods indicated, the high and low sales prices of the Shares on the New York Stock Exchange Composite Tape:

                                                              HIGH        LOW
                                                           ----------  ---------
   Year Ended December 31, 1996:
     First Quarter........................................  $ 8 3/8    $ 6 7/8
     Second Quarter.......................................  $ 9 3/8    $ 6
     Third Quarter........................................  $ 8        $ 6 3/8
     Fourth Quarter.......................................  $ 9 1/4    $ 7
   Year Ended December 31, 1997:
     First Quarter........................................  $ 9 1/8    $ 7 3/4
     Second Quarter.......................................  $ 8 5/8    $ 7 1/4
     Third Quarter........................................  $ 8 5/8    $ 6 13/16
                                                                       $ 7
     Fourth Quarter.......................................  $ 9 1/2    5/16
   Year Ending December 31, 1998:
     First Quarter (through January 15, 1998).............  $10 15/16  $ 7 5/8

  On January 14, 1998, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the closing price of the Shares on the NYSE was $9 1/8 per Share. On January 15, 1998, the last full day of trading before the commencement of the Offer, according to published sources, the last closing price of the Shares on the NYSE was $10 7/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

 GENERAL

  The Company is an Ohio corporation with its principal offices located at 16406 U.S. Route 224 East, Findlay, Ohio 45840.

  The Company is one of the largest providers of technology-based, on-site hazardous waste remediation services in the United States. The Company has been in the environmental services business since 1969. The Company has successfully completed approximately 31,000 projects involving contaminated groundwater, soil and facilities.

 COMPANY AVAILABLE INFORMATION

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at <http://www.sec.gov> that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at the NYSE, 20 Broad Street, New York, NY 10005.

 DIRECTORS AND OFFICERS

  The name, address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Company is set forth in Schedule I hereto.

 SUMMARY FINANCIAL INFORMATION

  The following tables set forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's 1996 Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1997 and September 30, 1996. The following summary is qualified in its entirety by reference to the more comprehensive financial information included in such documents, including the financial statements and related notes contained therein as well as other documents filed by the Company with the Commission, which are available for inspection in the manner set forth above under "Company Available Information."

                         THE COMPANY AND SUBSIDIARIES

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              NINE MONTHS ENDED                FISCAL YEAR ENDED
                         --------------------------- --------------------------------------
                         SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                             1997          1996          1996         1995         1994
Income Statement Data:
  Revenue...............   $381,467      $406,412      $550,984     $457,925     $323,381
  Operating income
   (loss)...............    (19,115)       16,985        22,810       19,553       (5,059)
  Net income (loss).....    (25,257)        7,705        11,515        6,807       (7,616)
  Net income (loss) per
   share................      (0.93)         0.29          0.43         0.30        (0.49)

                               AT            AT            AT           AT
                          SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                              1997          1996          1996         1995
Balance Sheet Data:
  Total assets...........   $309,019      $350,804      $336,537     $376,506
  Current liabilities....    103,558       101,607       103,603      110,949
  Non-current
   liabilities...........     53,632        79,136        58,362      105,065
  Shareholders' equity...    151,829       170,061       174,572      160,492

  Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

 CERTAIN COMPANY PROJECTIONS

  In the course of discussions giving rise to the Merger Agreement (see "The TENDER OFFER--11. Contacts with the Company; Background of the Offer and the Merger"), representatives of the Company furnished representatives of Parent certain business and financial information that was not publicly available, including certain financial projections for the fiscal years ending December 31, 1998, 1999 and 2000 (the "Company Projections"). The Company Projections were prepared solely for the Company's internal purposes and were prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in the Offer To Purchase solely because it was furnished to Parent in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company, have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants incorporated by reference in this Offer To Purchase relate to the historical financial information of the Company and do not extend to the prospective financial information and should not be construed to do so.

  THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND THE COMPANY'S OR PARENT'S CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES IN THE COMPANY'S OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE OFFER AND THE MERGER. SEE "THE TENDER OFFER--12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE COMPANY VOTING AGREEMENT; THE PARENT VOTING AGREEMENT; THE OPTION TERMINATION AGREEMENT; APPRAISAL RIGHTS." IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. IN ADDITION TO THE SPECIFIC ASSUMPTIONS RELATING TO SUCH PROJECTIONS SET FORTH BELOW, CERTAIN OTHER INFORMATION PERTINENT TO THE COMPANY PROJECTIONS WAS FURNISHED BY THE COMPANY. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, PARENT OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION, AND THE COMPANY HAS MADE NO REPRESENTATION TO PARENT OR PURCHASER REGARDING SUCH INFORMATION.

                                                           1998   1999   2000
                                                           ----   ----   ----
                                                              (AMOUNTS IN
                                                               MILLIONS)
   Gross revenue......................................... $618.0 $727.0 $841.0
   Earnings before interest, taxes, depreciation and
    amortization.........................................   48.0   53.0   60.0
   Operating income......................................   31.4   36.9   42.5
   Net income............................................ $ 16.6 $ 21.2 $ 25.7

  The major assumptions made by the Company with respect to the Company Projections and conveyed to Parent were:

  (1) Gross revenues are projected to increase at a compounded annual rate of approximately 17% from 1998 to 2000, based primarily on assumed increased revenue from opportunities related to significant government outsourcing and Department of Energy ("DOE") environmental remediation at nuclear weapons' facilities.

  Additionally, the revenue projection is based on the assumption that the largest segment of the Company's revenue, which is remediation for the Department of Defense ("DOD"), is stable with consistent government funding. In the second quarter of 1997, the Company increased its position in the outsourcing business. During 1998, 1999 and 2000 the Company expects to derive approximately 22% of its total revenue from outsourcing.

  (2) Gross margin percentages are assumed to decrease, reflecting the performance of contracts in backlog and continued competition. However operating income as a percentage of revenue are assumed to be stable at 5.1% as selling, general and administrative expenses are reduced through improved cost controls and economies of scale.

  (3) Net interest expense is assumed to decline. The Company Projections assume interest rates will be relatively stable and cash from operations will be utilized to pay down debt and to generate additional interest income.

  (4) The Company Projections assume a 38% tax rate and utilization of the deferred tax asset, which reduces cash taxes during the forecast periods.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

 GENERAL

  Purchaser is an Ohio corporation with its principal executive offices located at 11499 Chester Road, Cincinnati, Ohio 45246. Purchaser is a wholly owned subsidiary of Parent which was organized to acquire the Company and has not conducted any unrelated activities since its organization.

  Parent is a Delaware corporation with its principal office located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15416-2792. Parent provides a wide range of environmental management services and technologies including the assessment, engineering, and remediation of situations involving hazardous materials and pollution prevention and minimization. Parent was incorporated in 1983; the earliest antecedent of the Company commenced operations in California in 1926.

 DIRECTORS AND OFFICERS

  The name, business address, citizenship, present principal employment or occupation and five-year employment history of each of the executive officers of Parent and Purchaser are set forth in Schedule II hereto.

  Except as described in this Offer to Purchase (i) none of Parent or Purchaser nor, to the best of Parent's knowledge, any of the persons listed in
Schedule II hereto, or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Parent or Purchaser nor, to the best knowledge of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, since January 1, 1995, neither Parent or Purchaser nor, to the best knowledge of Parent, any of the persons listed on Schedule II hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995 there have been no contracts, negotiations or transactions between Parent, Purchaser, or any of their subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule II to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

 SUMMARY FINANCIAL INFORMATION

  The following tables set forth certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from the information contained in Parent's 1997 Annual Report to on Form 10-K for the fiscal year ended March 28, 1997 and Parent's Quarterly Reports on Form 10-Q for the periods ended September 26, 1997 and September 27, 1996. The following summary is qualified in its entirety by reference to the more comprehensive financial information included in such documents, including the financial statements and related notes contained therein as well as other documents filed by Parent with the Commission, which are available for inspection in the manner set forth under "Parent Available Information."

                            PARENT AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              SIX MONTHS ENDED           FISCAL YEAR ENDED
                         --------------------------- ----------------------------
                                                      MARCH     MARCH     MARCH
                         SEPTEMBER 26, SEPTEMBER 27,   28,       28,       28,
                             1997          1996        1997      1996      1995
                                 (UNAUDITED)
Income Statement Data:
  Revenue...............   $201,021      $173,906    $362,131  $400,042  $423,972
  Operating income
   (loss)...............      3,887        (9,198)     (3,696)   20,027    19,440
  Net loss applicable to
   common stock.........     (4,062)      (12,531)    (13,693)   (3,654)  (18,483)
  Net loss per share:
   Continuing operations
    (net of preferred
    stock dividends)....      (0.42)        (1.37)      (1.48)    (0.41)    (0.89)
   Discontinued
    operations:
     From disposition...        --            --          --        --      (1.19)
                           --------      --------    --------  --------  --------
                                --            --          --        --      (2.08)
                           ========      ========    ========  ========  ========

                         AT  SEPTEMBER 26, AT SEPTEMBER 27, AT MARCH 28, AT MARCH 28,
                               1997              1996           1997         1996
                                    (UNAUDITED)
Balance Sheet Data:
  Total assets..........     $337,051          $302,455       $342,531     $315,314
  Long-term debt........       65,711            65,392         65,874       65,611
  Long-term accrued
   liabilities..........        9,813            23,875         16,004       30,223
  Stockholders' equity..      166,267           128,475        168,853      140,865

 PARENT AVAILABLE INFORMATION

  Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 7.

9. SOURCE AND AMOUNT OF FUNDS.

  Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer will be approximately $170.2 million (including $10.0 million for payment of estimated costs and expenses), and the total amount of funds required to complete the Merger and to pay related costs and expenses will be approximately $304.0 million.

  Parent and Purchaser have received a financing commitment through April 1, 1998 for credit facilities (the "Tender Offer Credit Facilities") of up to $240.0 million from Citicorp USA, Inc. ("Citicorp" and, in its capacity as administrative agent, the "Administrative Agent") and BankBoston, N.A. ("BankBoston" and, in its capacity as agent, together with the Administrative Agent, the "Agents"), individually and as agent banks for a group of lenders to be arranged by Citicorp Securities, Inc. and BancBoston Securities Inc. (the "Arrangers"). The commitments of Citicorp and BankBoston are not conditioned upon the participation in the Tender Offer Credit Facilities of any other lenders.

  The Tender Offer Credit Facilities will consist of an eighteen-month term loan of up to $80 million that will be made to Purchaser and an eighteen-month revolving credit facility of up to $160 million that will be made available to Parent and its wholly owned subsidiary, IT Corporation ("IT"). The proceeds of the loan made to Purchaser and a portion of the revolving credit loans made to Parent under the Tender Offer Credit Facilities will be used to finance the Offer. Parent will contribute approximately $80 million of proceeds from the revolving loans to the common equity capital of Purchaser, which funds will be used by Purchaser, together with the proceeds of the loan to it, to pay for Shares accepted for payment in the Offer. Existing cash and the balance of the proceeds of the revolving credit loans made to Parent and IT will be used by Parent to pay certain expenses and costs related to the Offer, to refinance IT's existing secured revolving credit facility provided by a group of lenders for which The Chase Manhattan Bank is agent (under which no amounts were outstanding at December 31, 1997), to repay certain of IT's secured notes (which had an aggregate outstanding principal amount of $65 million at December 31, 1997) held by a group of insurance companies (and to pay certain costs associated therewith), and to provide working capital for Parent and its subsidiaries (other than the Company) after consummation of the Offer.
A portion of the revolving credit facility in the amount of $17 million is reserved to finance permitted future acquisitions by Parent or a subsidiary of Parent.

  The Tender Offer Credit Facilities will be secured by a security interest in substantially all of the assets of Parent and its subsidiaries (including the Shares acquired by Purchaser upon completion of the Offer but excluding the assets of the Company and its subsidiaries).

  The availability of the Tender Offer Credit Facilities is subject to the following conditions: (i) no amendment, waiver or modification of the terms of the Offer, the Share Repurchase Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Option Termination Agreement (as defined below), other than extension of the Offer for up to 30 business days after the original Expiration Date; (ii) the board of directors of the Company shall have recommended that shareholders of the Company tender their Shares, and shall not have withdrawn or modified such recommendation; (iii) satisfaction of the conditions to the Offer (including that a number of Shares at least equal to the Offer Share Number are tendered and not withdrawn), without any waiver that is not approved by the Agents and the lenders; (iv) the Merger Agreement shall have been duly authorized (other than by necessary shareholder approval), executed and delivered by all of the parties thereto; (v) the absence of any material breach or default under the Merger Agreement; (vi) no material adverse change with respect to Parent or the Company or their respective principal operating subsidiaries and (vii) certain other conditions customary for credit facilities of this type.

  Citicorp and BankBoston also have committed to provide credit facilities (the "Merger Credit Facilities" and, together with the Tender Offer Credit Facilities, the "Credit Facilities") of up to $425 million that will be available upon completion of the Merger. The Agents will be agent banks for a group of lenders to be arranged by the Arrangers. The commitments of Citicorp and BankBoston are not conditioned upon the participation in the Merger Credit Facilities of any other lenders. The Merger Credit Facilities will consist of an eight-year amortizing term loan of up to $225 million and a six-year revolving credit facility of up to $200 million. (The terms of the commitments provide that the Arrangers may reallocate up to $50 million from the revolving credit facility to the term loan.) The proceeds of loans made under the Merger Credit Facilities will be used to finance the cash consideration, if any, to be paid in the Merger, to pay related expenses and costs, to refinance Parent's, IT's and Purchaser's loans outstanding under the Tender Offer Credit Facility and the Company's loans outstanding under its existing credit facility provided by a group of lenders for which Citicorp USA, Inc. is agent (under which no amounts were outstanding as of December 31, 1997 but under which the Company intends to borrow approximately $60.2 million to fund the Repurchase), to provide working capital for Parent and its subsidiaries (including the Company and its subsidiaries) after completion of the Merger, and for general corporate purposes of Parent and its subsidiaries.

  The Merger Credit Facilities will be secured by a security interest in substantially all of the assets of Parent and its subsidiaries (including the assets of the Company and its subsidiaries).

  The availability of the Merger Credit Facilities is subject to the following conditions: (i) satisfaction of the conditions to the Merger, without any waiver that is not approved by the Agents and the lenders; (ii) the Merger Agreement not having been amended, waived or modified in any material respect without the approval of the

Agents and the lenders; (iii) the Merger shall have been consummated in accordance with the terms of the Merger Agreement, (iv) no material adverse change with respect to Parent and the Company on a combined basis or their respective principal operating subsidiaries; and (v) certain other conditions customary for credit facilities of this type.

  Parent expects that the Credit Facilities will provide sufficient availability to finance the Offer and related costs and expenses and to provide for Parent's and its subsidiaries' (including, after the Merger, the Company's) ongoing working capital needs.

  Loans made under the Tender Offer Credit Facilities will bear interest at a rate equal to LIBOR plus 2.50% per annum (or Citibank's base rate plus 1.50% per annum) through the date that is four months after completion of the Offer. If the loans continue to be outstanding on that date, the rate will increase by 1.00% per annum, and will increase by an additional 0.50% per annum on the corresponding date in each of the six succeeding months, if the loans are still outstanding on those dates. A commitment fee of 0.50% per annum will accrue on the entire amount of the Tender Offer Credit Facility from the date of Citicorp's and BankBoston's commitment until the completion of the Offer, and thereafter upon the portion of the revolving credit facility that is unused from time to time. As of January 14, 1998, based on the prevailing one-month LIBOR rate of 5.61%, the interest rate under the Tender Offer Facility is estimated to be approximately 8.11%.

  The term loans made under the Merger Credit Facilities will bear interest at a rate equal to LIBOR plus 2.50% per annum (or Citibank's base rate plus 1.50% per annum), and revolving loans made under the Merger Credit Facilities will bear interest at a rate equal to LIBOR plus 2.00% per annum (or Citibank's base rate plus 1.00% per annum), through the date that is six months after completion of the Merger, with adjustments thereafter based on the ratio of Parent's consolidated total debt to consolidated EBITDA. A commitment fee of 0.375% per annum will accrue on the maximum amount of the Merger Offer Credit Facility (less the amount of the Tender Offer Credit Facility) from May 1, 1998 (if the Merger has not then occurred) to the earlier of the date on which the Merger is completed or the termination of the commitment for the Merger Credit Facility (which occurs 270 days after completion of the Offer). After completion of the Merger a commitment fee will accrue on the portion of the revolving credit facility that is unused from time to time at a rate initially equal to 0.375% per annum, subject to adjustment based on the ratio of Parent's consolidated total debt to consolidated EBITDA.

  The loans made under the Tender Offer Credit Facilities will not amortize, and will be payable in full at their maturity if not refinanced with proceeds of loans made under the Merger Credit Facility. The term loan made under the Merger Credit Facility will amortize on a quarterly basis in aggregate annual installments of $2,250,000 for the first six years after the Merger, with the remainder payable in eight equal quarterly installments in the seventh and eighth years after the Merger. Parent will also be required to prepay the loans under the Credit Facilities with the net proceeds of asset sales and certain debt and equity financings, and loans under the Merger Credit Facilities will be required to be prepaid with a portion of Parent's consolidated excess cash flow.

  The Credit Facilities will include certain representations and warranties and covenants customary for facilities of this type, including: (i) financial covenants consisting of a minimum fixed charge coverage ratio, a minimum interest expense coverage ratio, a maximum leverage ratio, a minimum liquidity requirement, a minimum EBITDA requirement (applicable only in 1998), a maximum capital expenditure limitation and a minimum net worth requirement;
(ii) maintenance of cash concentration accounts and lockboxes,
(iii) preservation of corporate existence, compliance with laws, payment of taxes, maintenance of properties and insurance and financial and other reporting requirements; and (iv) limitations (subject to certain exceptions) on indebtedness, guarantees, liens, lease obligations, mergers and acquisitions, sales of assets and other fundamental changes, joint ventures and other investments, transactions with affiliates, dividends and stock repurchases and redemptions, prepayment or modification of debt, and certain hedging obligations. The Credit Facilities will also include customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to other indebtedness, bankruptcy events, defaults in satisfaction of money judgments, material adverse change, certain events under the Employee Retirement Income Security Act of 1974, as amended, a change of control of the Parent and, with respect to the Tender Offer Facility, the failure by the Company to recommend to its shareholders approval of the Merger Agreement or to take all lawful action to solicit such approval or the failure of Parent to recommend to its stockholders approval of the issuance of Parent Common Stock in the Merger or to take all lawful action to solicit such approval.

  Purchaser's obligation to purchase Shares tendered pursuant to the Offer is not subject to financing.

  Except as disclosed herein with respect to the Merger Credit Facility, Parent has no plans or arrangements to finance or repay the Tender Offer Credit Facilities.

10.CERTAIN TRANSACTIONS BETWEEN PARENT AND THE COMPANY.

  In 1991, Parent and the Company formed IT-OHM, a Louisiana joint venture (the "Joint Venture"), in order to bid on the cleanup of the Bayou Bonfouca, located in Slidell, Louisiana, and a National Priorities List Superfund site (the "Site").The Company contributed approximately $2.0 million in cash to and held a 32% ownership interest in the Joint Venture. Parent contributed certain assets used in the clean-up of the Site and held a 68% ownership interest in the Joint Venture. The Joint Venture successfully submitted a lump sum/unit price bid of approximately $109.0 million for the clean-up of the Site which included (i) dredging the bottom of the Site to gather contaminated sediments;
(ii) dewatering the Site's contaminated sediments with the Company's dewatering treatment technology; (iii) feeding such sediments into Parent's Hybird Thermal Treatment System technology; and (iv) placing the treated sediments, soils and dirt into an on-site landfill. Although the Joint Venture successfully completed the project, during the course of the job, it negotiated certain changes in its client contract. As a result of these changes, the total gross revenue derived from the project was adjusted to approximately $120.0 million. Currently, the Joint Venture is engaged in negotiations with the U.S. Army Corps of Engineers with regard to the resolution of certain final changes in the approximate amount of $1.5 million in connection with services performed by the Joint Venture in the process of cleaning up the Site.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER.

  On November 20, 1996, the Parent stockholders approved an investment in the aggregate amount of $45,000,000 by Carlyle in exchange for shares of newly issued Parent Preferred Stock and warrants to purchase 1,250,000 additional shares of Parent Common Stock. Since that time, Parent has been pursuing expansion and diversification opportunities through the potential acquisition of other companies in the environmental consulting, engineering and remediation industry in order to create long-term value for its stockholders. As part of this strategy, at a meeting in July 1997 with members of the management of Parent and WMX, and representatives from Carlyle and Parent's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Parent expressed an interest in WMX's various investments in the environmental consulting, engineering and remediation industry. During the meeting, the participants discussed WMX's investment in approximately 35% of the outstanding Shares. Management of Parent indicated they believed there would be significant cost savings created in a combination of Parent and the Company and offered to explain more fully the benefits of a combination to the Company's Board.

  At a subsequent meeting in August 1997 with the same participants, the management of Parent expressed an interest in pursuing a combination of Parent and the Company in which Parent would issue stock in exchange for the outstanding stock of the Company at existing market prices and described the anticipated synergies that could be achieved as a result of such a combination. The representatives of WMX agreed to convey Parent's interest in pursuing a combination with the Company to the Company's Board. In August 1997, representatives of WMX contacted DLJ and indicated that the Company's Board might be interested in exploring further a potential combination with several conditions: (i) the estimated synergies that Parent had described would need to be evaluated (ii) any transaction proposed would need to offer a premium for the Company and have a significant cash component and (iii) all further discussions must be conducted through the Company's management and its representatives.

  During the month of September the respective management teams of Parent and the Company and representatives from Carlyle and DLJ had numerous discussions regarding the likely synergies that could be created in a combination of Parent and the Company. At a meeting in October 1997, representatives of Parent and the Company met to discuss the potential synergies created by a combination. Both managements indicated that they believed significant synergies could be achieved and that a combination should be explored.

  During October 1997, representatives of DLJ and Union Bancaire Privee International, Inc. ("UBP"), a financial advisor to the Company, had several discussions regarding potential transaction structures and the valuation of the Company. DLJ indicated to UBP that Parent would consider offering $10.50 a share for the Company, with 50% of the consideration consisting of Parent Common Stock and 50% of the consideration consisting of cash. UBP indicated that the Company's Board would review Parent's indication of interest at its regularly scheduled Board meeting on October 30, 1997. Following the Board meeting, UBP indicated to DLJ that the Company's Board considered any transaction at the level of Parent's interest to be inadequate and that a greater premium and cash component would be required for the Company to be interested in negotiating a transaction. After numerous telephonic discussions and several meetings in November 1997 between representatives of the Company, UBP, Parent, Carlyle and DLJ, Parent proposed, subject to due diligence of the Company by Parent and its lenders and to negotiation of and agreement upon a definitive merger agreement, that it would be prepared to offer $8.00 in cash and, subject to being able to undertake significant due diligence, 0.424 shares of Parent Common Stock for each share of Company Common Stock, and Parent would allow the Company to distribute to its shareholders its ownership in NSC.

  The Company agreed to move forward on the foregoing basis. On December 8, 1997, the Company and Parent began conducting due diligence sessions. Participants in these sessions included representatives of the Company's and Parent's management and financial, legal and accounting advisers as well as representatives from Parent's proposed lending group. In December 1997, the Company, Parent and Carlyle and their respective legal and financial advisors began negotiating a definitive merger agreement.

  At a Parent Board of Directors meeting on January 9, 1998, certain members of Parent's management presented a comprehensive analysis of the proposed transaction. The presentation included an overview of the Company, as well as a description of various aspects of its operations, financial condition and market position. Parent's Board of Directors also discussed the anticipated synergies that might be realized from a combination with Parent, consisting primarily of certain corporate and operational overhead reductions, bid and proposal and marketing cost reductions and enhanced staff utilization. During the January 9, 1998 Parent Board of Directors meeting, DLJ described the valuation methodologies used in connection with its preliminary evaluation of the fairness to Parent, from a financial point of view, of the consideration to be paid by Parent for the Company. Parent's Board of Directors conducted a review with counsel of the provisions of the proposed draft of the Merger Agreement including the termination fee payable in the event the Merger Agreement transactions are not consummated for reasons specified in the Merger Agreement and the terms and provisions of the proposed financing for the transaction. Parent's Board of Directors also received a report on the due diligence review conducted with respect to the Company. Management was directed to continue negotiations with the Company and with Parent's lender group to attempt to finalize the terms of both the Merger Agreement and an acceptable financing commitment.

  At a meeting held on January 14, 1998, management presented a report on the final negotiation of open issues and DLJ provided to the Board its opinion that the consideration to be paid by Parent for the Company is fair to Parent, from a financial point of view. Parent's Board of Directors then unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer.

  On January 14, 1998, the Board of Directors of the Company met to consider the results of the negotiation process and, after considering information provided by the Company's management, counsel and financial advisors, unanimously (i) approved the Offer and the Merger and determined that the transactions contemplated by the Merger Agreement, including without limitation the Offer and the Merger, are fair to, and in the best interests of, the Company and its shareholders, and (ii) voted to enter into the Merger Agreement, the Repurchase Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Option Termination Agreement, and to recommend that shareholders accept the Offer and tender their Shares.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE COMPANY VOTING AGREEMENT; THE PARENT VOTING AGREEMENT; THE OPTION TERMINATION AGREEMENT; APPRAISAL RIGHTS.

 PURPOSE AND STRUCTURE

  The purpose of the Offer and Repurchase is for Purchaser to acquire a substantial majority of the outstanding Shares. Upon completion of the Offer and the Repurchase, it is expected that Purchaser will own approximately 63% of the outstanding Shares. The purpose of the Merger is for Parent to acquire the remaining equity interest in the Company not acquired pursuant to the Offer and as a result of the Repurchase. Upon consummation of the Merger, the Company will become a direct, wholly-owned subsidiary of Parent. The acquisition of Shares has been structured as a cash tender offer followed by a stock-for-stock merger in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by the Company's shareholders (excluding the Excluded Shares) from them to Parent.

  Under the OGCL, the approval of the Company's Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Joint Proxy Statement/Registration Statement containing detailed information concerning the Merger will be furnished to shareholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its shareholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby.

  The Board of Directors of the Company has unanimously determined that the transactions contemplated by the Merger Agreement are in the best interests of the Company Shareholders, and have approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the outstanding Shares. If Purchaser acquires 13,933,000 Shares in the Offer and the Repurchase is consummated (which is a condition to the Offer), it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of the Company. Purchaser has agreed that all Shares owned by it and any of its affiliates will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  Certain shareholders of the Company, WMX, James L. Kirk, Joseph R. Kirk and
H. Wayne Huizenga, who in the aggregate beneficially own approximately 55% of the Company's outstanding voting securities, have entered into the Company Voting Agreement with the Company and Parent providing that each of them will, among other things, (i) tender or cause to be tendered in the Offer all (or, in the case of WMX, 2,142,141) Shares beneficially owned by them, (ii) vote all Shares and any other shares of capital stock of the Company held by them to facilitate the consummation of the Merger, including the approval of the Merger Agreement and the transactions contemplated thereby, and in favor of Parent's designees to the Company's Board (the "Parent Representatives"),
(iii) not transfer or otherwise dispose of any of the Shares or any other shares of capital stock of the Company beneficially owned by them or any other shares of capital stock of the Company acquired by them prior to the Effective Time of the Merger, and (iv) deliver to Parent an irrevocable proxy to vote the Shares beneficially owned by them and any other shares of capital stock of the Company acquired by them prior to the Effective Time, in connection with the transactions contemplated by the Merger Agreement.

  The Merger Agreement also provides that if shareholder approval of the issuance of shares of Parent Common Stock in connection with the Merger is required under the rules of the NYSE, Parent will take all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon such issuance. Carlyle, the beneficial owner of approximately 38% of Parent's outstanding voting securities, has entered into a voting agreement (the "Carlyle Voting Agreement") with Parent and the Company providing that Carlyle will, among other things, (i) vote the Parent Preferred Stock and any other shares of capital stock of

Parent beneficially owned by them to facilitate the consummation of the Merger, including the approval of the issuance of Parent Common Stock in connection with the Merger and the transactions contemplated thereby, (ii) not to transfer or otherwise dispose of any of the Parent Preferred Stock, or any other shares of capital stock of Parent beneficially owned by them, or any other shares of capital stock of Parent acquired by Carlyle prior to the Effective Time, and (iii) deliver to the Company an irrevocable proxy to vote the shares of Parent Preferred Stock beneficially owned by them, and any other shares of capital stock of Parent acquired by them prior to the Effective Time, with respect to the approval of the issuance of the Parent Company Stock in connection with the Merger. Purchaser reserves the right to purchase additional Shares in the open market after termination of the Offer.

 PLANS FOR THE COMPANY

  It is anticipated that, following the consummation of the Offer, the Company's business will be integrated into Parent's operations. Parent plans to reorganize the Company into Parent's existing business line/project delivery organizational structure, which is expected to produce administrative and operational efficiencies and to result in the elimination of redundant positions in the combined organization and the closure or consolidation of certain Parent and Company locations. Such integration and reorganization is anticipated to result in approximately $25 million in net cost reductions, taking into account possible loss of revenue, with approximately 50% of the cost reductions expected to be realized in calendar 1998. Pursuant to the Merger Agreement, upon consummation of the Offer, Parent will be entitled to designate a number of directors to the Company's board such that the Parent Representatives represent the percentage of Company directors not less than equal to the percentage of the outstanding Shares owned by Purchaser, provided that at all times prior to the Effective Time of the Merger, the Company's Board shall contain at least two members who are neither officers, shareholders, designees nor affiliates of Parent or Purchaser. See "The Merger Agreement--Board Representation." Therefore, Parent will be entitled to designate a majority of the Company's Board and will control the Company, subject to certain limitations set forth in the Merger Agreement. Except for the Merger and as otherwise as described in this section and elsewhere herein, Purchaser and Parent have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, or consolidation of the Surviving Corporation with or into any third entity, the sale or transfer of substantially all of the Surviving Corporation's assets to a third party, a material change in the Company's capitalization or dividend structure or any other material changes in the Surviving Corporation's corporate structure or business to reorganize the Company. Following the consummation of the Offer, Parent intends to continue its evaluation and review the Surviving Corporation's operations and the potential opportunities for synergies with Parent's operations, and consideration of what, if any, additional changes would be desirable in light of the results of such evaluations and reviews.

 THE MERGER AGREEMENT

  The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to Parent's
Schedule 14D-1.

  The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering shareholder shall receive the Offer Price for each Share tendered in the Offer, subject to proration. If more than 13,933,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept 13,933,000 Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering shareholder. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to announce the final results of the proration until at least seven NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the

Depositary, and may also be able to obtain such preliminary proration information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

  Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER--
15. Certain Conditions of the Offer." Purchaser reserves the right to increase the price per Share payable in the Offer (although it has no present intention of doing so) or to make any other changes in the terms and conditions of the Offer, except that, pursuant to the Merger Agreement, unless previously approved by the Company's Board in writing, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) change the conditions to the Offer set forth in "THE TENDER OFFER--15. Certain Conditions to the Offer," (v) impose additional conditions of the Offer or amend any other term of the Offer in any manner adverse to holders of Shares or extend the Offer if all of the conditions to the Offer are satisfied or waived, or
(vi) waive the condition set forth in paragraph (f) of Section 15 hereof.

  Notwithstanding the foregoing, if at any scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived, at the request of the Company from time to time, Purchaser shall extend the Offer for a period not to exceed ten business days after the previously scheduled Expiration Date of the Offer; provided, however, in no event shall Purchaser be obligated to extend the Offer beyond March 31, 1998.

  Board Representation. If requested by Parent, the Company will, subject to compliance with applicable law and promptly following the purchase by Purchaser of such number of Shares pursuant to the Offer as satisfies the Minimum Condition, take all actions necessary to cause the Parent Representatives to become directors of the Company so that the total number of the Parent Representatives equals not less than the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent bears to the total number of Shares then issued and outstanding rounded up to the next greatest nearest whole number. In furtherance thereof, the Company will increase the size of the Board, or use its reasonable best efforts to secure the resignation of directors, or both, as is necessary to permit the Parent Representatives to be elected to the Company's Board of Directors; provided that at all times prior to the Effective Time, the Company's Board of Directors shall consist of at least two members who are neither officers, shareholders, designees nor affiliates of Parent, Purchaser or any other direct or indirect subsidiaries of Parent. At such time, the Company, if so requested, will use its reasonable best efforts to cause persons designated by Parent to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees of Parent to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent intends to choose the Parent Representatives from the executive officers and directors of Parent and Purchaser listed in Schedule II hereto.

  Promptly after the Effective Time of the Merger, Parent will increase the size of its Board of Directors or exercise its reasonable best efforts to secure the resignation of present directors in order to cause two nominees of the Company, Herbert A. Getz and Richard W. Pogue (the "Nominees"), to be appointed to Parent's Board of Directors and, subject to fiduciary obligations under applicable law, will use its reasonable best efforts to cause the Nominees to be elected (or remain in office) as directors of Parent (divided as evenly as is possible among classes of directors) at the first annual meeting of stockholders of Parent with a proxy mailing date after the Effective Time.

  WMX Share Repurchase. Pursuant to the Merger Agreement and the Repurchase Agreement, the Company will repurchase from WMX 5,235,381 Shares for $11.50 per Share in cash concurrently with the payment for Shares pursuant to the Offer. In addition, pursuant to the Repurchase Agreement, WMX has agreed not to tender more than 2,142,141 Shares in the Offer, which, in conjunction with the Repurchase, will result in WMX receiving cash and Parent Common Stock in the same proportion as other Company shareholders, assuming all outstanding Shares (other than 7,525,859 Shares held by WMX) are tendered in the Offer. See "--The Repurchase Agreement."

  The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. The Effective Time will occur at the date and time that a certificate of merger, in such form as is required by, and executed in accordance with, the relevant provisions of the OGCL (the "Certificate of Merger"), is filed with the Secretary of State of the State of Ohio. The Surviving Corporation shall continue its corporate existence under the laws of the State of Ohio. The Articles of Incorporation (the "Articles") of the Purchaser, in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the OGCL, except that the Article FIRST of the Articles shall be amended such that the name of the Surviving Corporation shall be "OHM Corporation." The Regulations of Purchaser in effect at the Effective Time shall be the Regulations of the Surviving Corporation. The directors of Purchaser and the officers of the Company at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation until their successors are duly elected or appointed and qualified. It is expected that, immediately following the Effective Time, the Board of Directors of the Surviving Corporation will appoint Anthony J. DeLuca, President and Chief Executive Officer of Parent, as President and Chief Executive Officer of the Surviving Corporation.

  Consideration to Be Paid in the Merger. At the Effective Time, each issued and outstanding Share (other than Excluded Shares), will be cancelled and converted automatically into the right to receive 1.394 (the "Exchange Ratio") fully paid and nonassessable shares of the Parent Common Stock; provided, however, that if the aggregate number of Shares accepted for payment and paid for pursuant to the Offer and purchased from WMX pursuant to the Repurchase Agreement is less than 19,168,381 Shares (the "Cash Share Number") (the number of Shares so paid for and purchased being referred to herein as the "Purchased Share Number"), then the Exchange Ratio shall be adjusted (the "Adjusted Exchange Ratio") and shall be equal to the product obtained by multiplying the Exchange Ratio by a fraction, (A) the numerator of which is equal to (x) the Final Outstanding Number plus (y) the Purchased Share Number minus (z) the Cash Share Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding proviso, an amount in cash equal to a fraction, (A) the numerator of which is the product of $11.50 and the amount by which the Cash Share Number exceeds the Purchased Share Number and (B) the denominator of which is the Final Outstanding Number.

  Employee/Director Stock Options. Pursuant to the Merger Agreement, each holder of an option to purchase a Share under the Stock Plans (each a "Company Option") granted under the Company's 1986 Stock Option Plan, Director's Deferred Fee Plan the Incentive Stock Plan and Nonqualified Stock Option Plan for Directors (collectively, the "Stock Plans") is required to elect the treatment of their Company Options under the provisions of the Merger Agreement. Company Option holders may elect that, at the Effective Time, each Company Option, whether vested or unvested, exercisable or unexercisable, shall be converted into the right to receive cash consideration equal to the product of (x) (1) the excess of $11.50 over (2) the then current exercise price per Share subject to such Company Option and (y) the number of Shares subject to such Company Option, payable to the holder of such Company Option as soon as practicable following the Effective Time; provided, that the Company shall be entitled to withhold from such consideration any amounts required to be withheld by applicable law. Each Company Option to which this paragraph applies will be cancelled and will cease to exist by virtue of such payment.

  Alternatively, Company Option holders may elect that, at the Effective Time, each Company Option, whether vested or unvested, exercisable or unexercisable, be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Company Stock equivalent to the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Option multiplied by the Exchange Ratio (without regard to any adjustment thereof and rounded up to the nearest whole number of shares of Parent Company Stock), at a price per share of Parent Company Stock (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (z) the Exchange Ratio (without regard to any adjustment thereof); provided, however, that in the case of any Company Option to which Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Pursuant to the Merger Agreement, Parent will assume each Company Option to which this second election applies in accordance with the terms of the Stock Plans under which such Company Option was issued and the stock option agreement by which it is evidenced.

  At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with the Merger Agreement.

  H. Wayne Huizenga Options. Pursuant to a letter agreement, dated January 15, 1998 (the "Option Termination Agreement"), between the Company and H. Wayne Huizenga, who holds an option to purchase up to 620,000 Shares at an exercise price of $10.00 per Share and an option to purchase up to 380,000 Shares at an exercise price of $12.00 per Share, such options will be terminated on the earliest to occur of (i) the acceptance by Purchaser of Shares for payment in the Offer, or (ii) the Effective Time, in exchange for the payment by the Company to Mr. Huizenga of $1,500,000 in cash. See "--Option Termination Agreement."


  WMX Warrants. WMX holds warrants to purchase 700,000 Shares at an exercise price of $15.00 per Share. Pursuant to the Merger Agreement and the Repurchase Agreement, such Warrants will be cancelled at the Effective Time without the payment of any separate consideration. See "--The Repurchase Agreement."

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company, Purchaser and Parent with respect to corporate existence and power, capitalization, subsidiaries, corporate authorization relative to the Merger Agreement, governmental consents and approvals, Commission reports, financial statements, absence of certain changes or events, litigation and liabilities, compliance with laws, environmental laws, documents relating to the Offer and the Merger and other matters. No representations or warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time, and no covenants or agreements made in the Merger Agreement will survive beyond the Effective Time except for those covenants or agreements which by their terms contemplate performance after the Effective Time. Certain of the representations and warranties set forth in the Merger Agreement will not be breached unless the matter constituting the breach, individually or in the aggregate with all such other breaches, would have, or be reasonably likely to have, a material adverse effect on the financial conditions, properties, business or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect") or Parent or its subsidiaries taken as a whole (a "Parent Material Adverse Effect").

 THE REPURCHASE AGREEMENT

  In connection with the Merger Agreement, the Company, Parent, WMX and Rust entered into the Repurchase Agreement, pursuant to which the Company will repurchase from WMX 5,235,381 Shares for $11.50 per Share concurrently with the payment to the Depositary of the aggregate purchase price for all Shares purchased in the Offer. In addition, pursuant to the Repurchase Agreement, WMX has agreed not to tender more than 2,142,141 shares in the Offer. The effect of the Repurchase will be to increase the aggregate number of Shares acquired for cash in connection with the transactions contemplated by the Merger Agreement, make it possible for the Merger Consideration to consist solely of shares of Parent Common Stock, and result in WMX receiving cash and Parent Common Stock in the same proportion as other shareholders of the Company, assuming all outstanding Shares (other than 7,525,859 Shares held by WMX) are tendered in the Offer. Consummation of the Repurchase is subject to the satisfaction or waiver of certain conditions, including (i) the payment by Purchaser for Shares pursuant to the Offer concurrently with the Repurchase, and (ii) the absence of any statutes, rules, regulations, judgments, decrees, injunctions or other orders prohibiting consummation of the Transactions or the transactions contemplated by the Repurchase Agreement.

  Pursuant to the Repurchase Agreement, WMX has agreed, among other things,
(i) to vote all Shares held by it (A) in favor of adoption of the Merger Agreement and the consummation of the Transactions, (B) against any action or agreement that would compete with, impede, interfere with or inhibit the timely consummation of the Transactions, (C) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (D) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, except the Transactions, (ii) to deliver to Parent an irrevocable proxy to vote the Shares held by WMX in a manner consistent with clause (i) of this paragraph, (iii) not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit timely consummation of the Transactions and (iv) not to transfer or otherwise dispose of Shares or Warrants held by WMX during the term of the Repurchase Agreement, except in accordance therewith. In addition, pursuant to the Repurchase Agreement, the Company and WMX have agreed (w) to make certain amendments to the Standstill and Non-Competition Agreement among the Company, WMX and Rust which will, as of the consummation of the Repurchase, terminate WMX's agreement not to compete with, or acquire any interest in any entity that competes with the Company in certain businesses,
(x) to terminate the Warrants, (y) to provide for the termination WMX's guaranty of the indebtedness incurred by the Company pursuant to the Company's revolving credit agreement, and (z) terminate various miscellaneous agreements and arrangements to which WMX and the Company are parties. The Repurchase Agreement will terminate automatically upon the termination of the Merger Agreement, and may be terminated (p) by the Company, if WMX shall have failed to comply with any of its covenants or agreements contained in the Repurchase Agreement, or (q) by WMX, if the Company shall have failed to comply with any of its covenants or agreements contained in the Repurchase Agreement.

 THE COMPANY VOTING AGREEMENT

  In connection with the Merger Agreement, Parent, the Company and the Company Shareholders (who hold approximately 20% of the outstanding Shares) entered into the Company Voting Agreement, pursuant to which the Company Shareholders have agreed, among other things, (i) to vote all Shares held by them (A) in favor of the adoption of the Merger Agreement and in favor of consummation of the Transactions, (B) in favor of each of the Parent Representatives, (C) against any action or agreement that would compete with, impede, interfere with, attempt to discourage the Transactions or inhibit the timely consummation of the Transactions (D) against any action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of the Company under the Merger Agreement and (E) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries that could compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions, (ii) to deliver to Parent an irrevocable proxy to vote the Shares held by the Company Shareholders in a manner consistent with clause (i) of this paragraph, (iii) not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions and (iv) not to transfer or otherwise dispose of Shares held by the Company Shareholders during the term of the Company Voting Agreement except for tenders into the Offer and except in accordance with the provisions of the Company Voting Agreement. The Company Voting Agreement will terminate automatically upon the termination of the Merger Agreement or upon the Effective Time, but is not otherwise terminable.

 THE PARENT VOTING AGREEMENT

  In connection with the Merger Agreement, Parent, the Company and the Parent Stockholders (which are entitled to cast approximately 38% of the Parent's voting securities) entered into the Parent Voting Agreement, pursuant to which the Parent Stockholders have agreed, among other things, (i) to vote all shares of Parent Preferred Stock held by them (A) in favor of the issuance of shares of Parent Common Stock in connection with the Merger, (B) against any action or agreement that would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions, (C) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of Parent or Purchaser under the Merger Agreement, and (D) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material asset of Parent, Purchaser or their respective subsidiaries that could compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions, (ii) to deliver to the Company an irrevocable proxy to vote the shares of Parent Preferred Stock held by the Parent Stockholders in a manner consistent with clause (i) of this paragraph, (iii) not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions, and (iv) not to transfer or otherwise dispose of shares of Parent Preferred Stock held by the Parent Stockholders during the term of the Parent Voting Agreement, except in accordance therewith. The Parent Voting Agreement will terminate automatically upon the termination of the Merger Agreement or upon the Effective Time, but is not otherwise terminable.

 THE CONFIDENTIALITY AGREEMENT

  Pursuant to a letter agreement, dated September 25, 1997 (the "Confidentiality Agreement"), the Company and Parent agreed to disclose to each other certain non-public or confidential information in order to evaluate a possible combination of the two companies. Pursuant to the Confidentiality Agreement, the Company and Parent agreed not to use or disclose such confidential information for a period of 24 months after the last receipt of any material.

 CONDUCT OF BUSINESS

  The Company. The Company has agreed that, prior to the date on which the Parent Representatives are elected to the Company's Board and represent at least a majority of such directors (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by the Merger Agreement), (i) the business of the Company and its subsidiaries will be conducted in the ordinary and usual course consistent with past practice, (ii) the Company and its subsidiaries shall use all reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates; (iii) the Company will not, among other things, (a) issue, sell, pledge, dispose of or encumber any capital stock in any of its subsidiaries,
(b) amend its or its subsidiaries' certificate or articles of incorporation or bylaws or regulations, (c) split, combine or reclassify the outstanding capital stock of the Company or its subsidiaries, (d) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned subsidiaries, or (e) amend the terms of, repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase or otherwise acquire, except in connection with the Stock Plans or the Stock Repurchase Agreement, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock and
(iv) neither the Company nor any of its subsidiaries will (a) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of any voting debt or any other property or assets (other than Shares issuable pursuant to Company Options outstanding on the date hereof under the Stock Plans or upon conversion of outstanding debentures or exercise of the Warrants, (b) other than in the ordinary and usual course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any indebtedness or other liability in excess of $1,000,000, (c) make any loans or advances to any person, except to employees in the ordinary course of business consistent with past practice, (d) make or authorize or commit to any capital expenditures other than in the ordinary and usual course of business consistent with past practice or in amounts less than $200,000 individually and $1,000,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, (e) increase the salary, wage, bonus or other compensation of any employee except increases occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases);
(f) enter into new employment agreements or severance agreement with any director, officer or other employee of the Company or its subsidiaries except for agreements with certain employees and for renewal of any existing agreement by operation of its terms in the ordinary and usual course of business consistent with post practice, (g) terminate, establish, adopt, enter into, make any new grants or awards under, or amend or otherwise modify any compensation or benefit plan, (h) change any accounting principles or practices or cash policies or procedures, other than as required by the GAAP,
(i) compromise or settle any material claims or litigation, except for settlements or compromises made in the ordinary course of business consistent with past practice involving payments by the Company or any of its subsidiaries not in excess of $200,000 individually or $1,000,000 in the aggregate, or, except in the ordinary and usual course of business consistent with past practice, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, (j) make a tax election or agree to an extension of a statute of limitations for any assessments of federal income tax or material state corporate income or franchise tax or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business, (k) neither it nor its subsidiaries shall take any action that would be reasonably likely to diminish the value to the Company of the net operating losses set forth in the September 30, 1997 financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, except for the consummation of the Transactions; and (l) take any action that would be reasonably likely to impede or delay the Offer or the Merger or adversely affect the parties' ability to consummate the Offer or the Merger or (m) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  Parent. Parent has agreed that as to itself and its subsidiaries, prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by the Merger Agreement, (i) the business of the Parent and its subsidiaries will be conducted in the ordinary and usual course consistent with past practice, (ii) it will not (a) amend its charter documents, articles or those of its subsidiaries; (b) split, combine or reclassify its outstanding shares of capital stock or any of its subsidiaries; or (c) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned subsidiaries and other than regular quarterly cash or payment in kind dividends on the Parent Preferred Shares, and (iii) neither the Parent nor any of its subsidiaries will take any action that would be reasonably likely to impede or delay the Offer of the Merger or adversely affect the parties' ability to consummate the Offer or the Merger, or (iv) neither Parent nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  Indemnification. Pursuant to the Merger Agreement, Parent will, from and after the Effective Time, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Company and its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement, which is based or arises out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries. In addition, for not less than six years after the Effective Time, Parent and the Surviving Corporation shall maintain the Company's and its subsidiaries' existing directors' and officers' liability insurance ("D&O Insurance"), subject to certain maximum premium payments, provided that Parent may substitute therefor policies having at least the same coverage and containing terms which are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time or may purchase a six-year extended reporting endorsement under the Company's existing D&O Insurance.

  Conditions to the Merger. Pursuant to the Merger Agreement, if Purchaser shall have purchased Shares pursuant to the Offer, the respective obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent, Purchaser or the Company, as the case may be:

    (a) No United States or state court or other government entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order");

    (b) The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the Commission;

    (c) The Merger Agreement and the Merger shall have been approved and adopted by the holders of a majority of the Shares, and if required, the issuance of the Parent Common Stock in the Merger shall have been approved by the requisite vote of the shareholders of Parent; and

    (d) The Parent Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, upon exercise of the Company Options and the Debentures have been approved for listing, subject to official notice of issuance, on the NYSE.

  If Purchaser shall not have purchased Shares pursuant to the Offer, the respective obligations of Parent and Purchaser to consummate the Merger shall be subject to the fulfillment of each of the conditions described in paragraphs (a) through (d) above and the following conditions, any or all of which may be waived in whole or in part by Parent or Purchaser, as the case may be:

    (e) The representations and warranties of the Company set forth in the Merger Agreement shall have been true and complete in all material respects when made and as of the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

    (f) The Company shall have performed in all material respects all obligations to be performed by it under the Merger Agreement at or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

    (g) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated;

  If Purchaser shall not have purchased Shares pursuant to the Offer, the obligations of the Company to consummate the Merger shall be subject to the fulfillment of each of the conditions set forth in paragraphs (a) through (d) above and the following conditions, any or all of which may be waived in whole or in part by the Company:

    (h) The representations and warranties of Parent set forth in the Merger Agreement shall have been true and complete in all material respects when made and as of the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect;

    (i) Parent and Purchaser shall have performed in all material respects all obligations to be performed by them under the Merger Agreement at or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect;

    (j) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated.

  Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries nor any officer, director or employee of the Company or its subsidiaries will, and that it will direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly through another person or entity, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company has further agreed that neither it nor any of its subsidiaries nor any of their respective officers, directors, or employees will, and that it will direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly through another person or entity, engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement prevents either the Company or the Company's Board at any time prior to the purchase of Shares pursuant to the Offer from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company's Board receives from the person or entity so requesting such information an executed confidentiality agreement on terms substantially similar to those set forth in the Confidentiality Agreement; (C) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, as the case may be, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, the Company's Board (x) determines in good faith, taking into consideration the advice of outside legal counsel, that such action is likely to be required in order for its members to comply with their fiduciary duties under applicable law and (y) determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"). The Company has agreed to notify Parent as promptly as reasonably practicable (and in any event not later than one business day after an inquiry or proposal is made) if any such inquiries or proposals (including the identity of the party making such inquiry or proposal and the terms thereof) are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or such representatives.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the expiration or termination of the Offer, whether before or after shareholder approval thereof, (i) by the mutual consent of Parent and the Company by action of their respective Board of Directors, (ii) by either Parent or the Company after June 15, 1998 if prior thereto Purchaser shall not have purchased Shares pursuant to the Offer and the Effective Time shall not have occurred; provided, the party seeking termination is not in violation of the terms of the Merger Agreement, (iii) by Parent if (A) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to the expiration or termination of the Offer, or (B) the Company's Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Company's Board, upon request by Parent, fails to reaffirm such approval or recommendation, or (C) the condition to the obligations of Parent and Purchaser that the representations and warranties of the Company set forth in the Merger Agreement shall have been true and correct when made and as of the Effective Time, is incapable of being satisfied prior to June 15, 1998; provided that Parent shall not have breached its obligations under the Merger Agreement, (iv) by the Company if prior to the expiration or termination of the Offer (A) Parent or Purchaser fail to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Parent or Purchaser at or prior to the expiration or termination of the Offer, (B) any representation or warranty of Parent or Purchaser set forth in the Merger Agreement is inaccurate or incomplete in any material respect when made or thereafter and remains inaccurate or incomplete in any material respect, (C) there occurs an event that has or is reasonably likely to have a Parent Material Adverse Effect, (D) Parent or Purchaser shall have failed to commence the Offer within the time required pursuant to the terms of the Merger Agreement, or (E) the Company's Board receives an Acquisition Proposal or an unsolicited tender or exchange offer for the Shares is commenced, the Company's Board determines in good faith, taking into consideration the advice of outside legal counsel, that approval, acceptance or recommendation of such transaction is likely to be required in order for the members of the Company's Board to comply with their fiduciary duties under applicable law, and the Company determines in good faith, after consultation with its financial advisor, that such transaction is a Superior Proposal, and pays the Parent the termination fee provided for in the Merger Agreement.

  Pursuant to the Merger Agreement, if (i) after the date of the Merger Agreement, (x) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser or any of their respective subsidiaries or affiliates (collectively, a "13(d)(3) Person") shall have become the beneficial owner of a majority or more of the outstanding Shares or any 13(d)(3) Person shall have commenced, or shall have publicly announced an intention to commence, a bona fide tender offer or exchange offer for one third or more of the outstanding Shares, (y) the Share Number Condition shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, and (z) within one year following such termination, the Company shall have entered into an agreement with respect to an Acquisition Proposal with any person or other entity other than Parent or any person or other entity becomes the beneficial owner of a majority or more of the outstanding Shares, in either case at a price per Share of $11.50 or more, (ii) Parent shall have terminated the Merger Agreement due to the withdrawal or modification, in a manner adverse to Parent or Purchaser, of the approval or recommendation of the Offer by the Company's Board, or (iii) the Company shall have terminated the Merger Agreement as a result of an Acquisition Proposal, then, the Company shall promptly, but in no event later than two days after the date of such agreement or the effective time of such termination as the case may be, pay Parent a fee of $15,000,000, provided that no such fee shall be paid to Parent if Parent has materially breached any of its obligations under the Merger Agreement.

  Amendment and Waiver. The Merger Agreement can only be amended by a written agreement executed by duly authorized officers of the respective parties.

  Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the negotiation, execution and delivery of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Offer, shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Joint Proxy Statement/Registration Statement and the printing and mailing of such documents shall be borne by the Parent.

 APPRAISAL RIGHTS IN THE MERGER

  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company will have certain rights under the OGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Shareholders who perfect such rights by complying with the procedures set forth in Section 1701.84 will have the fair value of their Shares determined by the Ohio trial court and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date and at a rate determined by the trial court on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors, provided, however, that any appreciation or depreciation in market value resulting from the transactions contemplated by the Merger Agreement will be excluded. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 1701.84 INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE OGCL.

 GOING PRIVATE TRANSACTIONS

  The Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it would have to comply with any applicable Federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such other business combination and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to the consummation of the Merger or such other business combination. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer or (iii) in the Offer.

 INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

  Consummation of the Offer and the Merger will have certain effects under certain compensation and incentive plans and arrangements in which officers and directors of the Company are participants, as summarized below.

  The table below sets forth information for each director or executive officer who will be entitled to receive cash compensation in connection with the Offer or the Merger with respect to Shares owned or Options to purchase Shares.

                     SHARE AND OPTION AMOUNTS WITH RESPECT
             TO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS(1)

                                          DOLLAR                   DOLLAR
                                          AMOUNT                   AMOUNT
                                         AT OFFER      NUMBER     AT OFFER
                                          PRICE      OF OPTIONS   PRICE FOR
                          SHARES        FOR SHARES    IN-THE-   IN-THE-MONEY     TOTAL CASH
          NAME           OWNED(#)        OWNED($)     MONEY(#)   OPTIONS($)   CONSIDERATION($)
Pamela K. M. Beall......     2,202    $    25,323.00    66,865  $  768,947.50  $   794,270.50
Robert J. Blackwell.....    34,505        396,807.50   133,092   1,530,558.00    1,927,365.50
Herbert A. Getz.........         0              0.00    10,000     115,000.00      115,000.00
Ivan W. Gorr............    10,606        121,969.00    30,000     345,000.00      466,969.00
Fred H. Halvorsen.......     2,754         31,671.00    37,546     431,779.00      463,450.00
Kris E. Hansel..........     1,982         22,793.00    57,981     666,781.50      689,574.50
Steven E. Harbour.......         0              0.00    50,000     575,000.00      575,000.00
Dr. Charles D.
 Hollister..............         0              0.00    30,000     345,000.00      345,000.00
William P. Hulligan.....         0              0.00    20,000     230,000.00      230,000.00
James L. Kirk........... 1,817,681(1)  20,903,331.50   388,279   4,465,208.50   25,368,540.00
Joseph R. Kirk.......... 2,359,138(2)  27,130,087.00         0           0.00   28,970,087.00
James E. Koenig.........       150(3)       1,725.00    10,000     115,000.00      116,725.00
Philip V. Petrocelli....    30,163        346,874.50   175,489   2,018,123.50    2,364,998.00
Richard W. Pogue........    13,000(4)     149,500.00    30,000     345,000.00      494,500.00
Charles W. Schmidt......    48,190(5)     554,185.00    20,000     230,000.00      784,185.00
Philip O. Strawbridge...    13,770        158,355.00   122,967   1,414,120.50    1,572,475.50
Michael A. Szomjassy....    19,754        227,171.00   200,275   2,303,162.50    2,530,333.50
                         ---------    -------------- ---------  -------------  --------------
                         4,352,895    $50,069,792.50 1,542,494  $  17,738,681  $67,808,473.50
                         =========    ============== =========  =============  ==============

---------------------
(1) Includes 20,562 Shares held in three trusts by Mr. James L. Kirk's wife as trustee for the benefit of the Kirks' children and 2,600 held in trust by Mr. James L. Kirk's daughter as trustee for the benefit of Mr. Kirk's grandchild, as to which Mr. James L. Kirk disclaims beneficial ownership.

(2) Includes 30,201 Shares held in three trusts by Mr. Joseph R. Kirk's wife as trustee for the benefit of the Kirks' children, as to which Mr. Joseph
    R. Kirk disclaims beneficial ownership.

(3) Includes 150 Shares held in trust for the benefit of Mr. Koenig's brother as to which he disclaims beneficial ownership.

(4) Includes 1,000 Shares held in trust for the benefit of Mr. Pogue's wife as to which he disclaims beneficial ownership.

(5) Includes 10,000 Shares held in trust for the benefit of Mr. Schmidt's wife as to which he disclaims beneficial ownership.

(6) Except as set forth in the table above, no director or executive officer is entitled to receive any cash compensation in connection with the Offer or the Merger for Shares owned or options to purchase Shares.

EMPLOYMENT AGREEMENTS

  The Merger will result in a change in control of the Company for purposes of employment agreements entered into by the Company with eight executive officers of the Company (the "Employment Agreements"). As a result of the change in control, under the Employment Agreements such executives will continue their employment with the Company in their present positions for a period of approximately three years following the date of the change in control. During the term of employment, each executive will be entitled to receive a base salary and to continue to participate in incentive and employee benefit plans at levels no less favorable to him or her than existed prior to the change in control. In the event that the Company terminates an executive's employment during the employment term, or the executive terminates his or her employment under circumstances amounting to good reason under the Employment Agreement, the executive will be entitled to receive a lump sum payment, subject to an overall limitation which assures that payments will not constitute "excess parachute payments" under federal income tax law.

  If the eight executive officers were terminated following the change in control of the Company, such executives would receive aggregate payments equal to approximately $6,500,000. Of that total, Mr. James L. Kirk would receive approximately $1,300,000, Mr. Petrocelli would receive approximately $1,000,000, Mr. Szomjassy would receive approximately $840,000, Mr. Strawbridge would receive approximately $1,025,000 and Mr. Blackwell would receive approximately $848,000.

  The Company entered into an employment agreement with Joseph R. Kirk in August of 1996, for a term of five years. As a result of the change in control of the Company, Mr. Kirk's employment will terminate and he will be entitled to receive a lump sum payment equal to the sum of $250,000 for the first year and $25,000 less for each additional year remaining in the employment term.

  Prior to the date of the Merger, the Company will enter into an agreement with [an officer] of the Company (which may be characterized as either a severance agreement or a retention agreement) which will provide for a severance payment of not more than one year's base salary during the one-year period following the change in control of the Company.

RESTRICTED STOCK AWARDS

  The Company has entered into restricted stock agreements ("Restricted Stock Agreements") with five executive officers of the Company, including Mr. James
L. Kirk, Mr. Petrocelli, Mr. Szomjassy and Mr. Blackwell, pursuant to the Company's Incentive Stock Plan. The Incentive Stock Plan is described more fully in the Information Statement. In connection with the Merger, the Company has amended the Restricted Stock Agreements to provide that each executive's restricted stock award will vest prior to the commencement of the Offer. Absent such action by the Company, such restricted stock awards would have vested upon the filing of the Schedule 14D-1 in respect of the Offer.

STOCK OPTION AWARDS

  In connection with the Merger, the holders of Company stock options under the Company's 1986 Stock Option Plan and the Nonqualified Stock Option Plan for Directors, including the executive officers of the Company and participating Directors, will be entitled to elect to receive a cash payment in return for the cancellation of their options. The cash payment for each Company option would equal the difference between $11.50 and the exercise price of such option, multiplied by the number of Shares subject to such option. Such payments will be made prior to the date of the Merger. If each executive officer of the Company who is not also a Director elects to receive the cash payment, the Company will make aggregate payments equal to approximately $2,658,672. Of that total, Mr. Petrocelli would receive approximately $573,403; Mr. Szomjassy would receive approximately $682,109; Mr. Strawbridge would receive approximately $399,897 and Mr. Blackwell would receive approximately $441,912.

  If each non-executive Director elects to receive the cash payment in lieu of his options, the Company would make an aggregate payment to such Directors in the amount of $543,125. Mr. Joseph R. Kirk would be entitled to receive approximately $493,750 in the event that he elects to receive the cash payment in lieu of his options. Mr. James L. Kirk would be entitled to receive approximately $1,169,622 in the event he elects to receive the cash payment in lieu of his option.

DEFERRED COMPENSATION PLANS

  The Company maintains the Retirement and Incentive Compensation Plan (the "RICP"), the terms of which are more fully described in the Information Statement. The Merger will result in a change in control of the Company for purposes of the RICP. Upon the change in control, all Matching Contributions, Interest and Dividends (as defined in the RICP) will fully vest and participants in the RICP, including the executive officers of the Company, will be paid the value of their RICP accounts. As of December 31, 1997 the aggregate value of the unvested portion of the Matching Contribution accounts of the executive officers of the Company was $358,783.


  In addition, the Merger Agreement contains certain provisions with respect to indemnification of directors and executive officers, advancement of expenses and maintenance of directors' and officers' liability insurance subsequent to the Effective Time. See "The Merger Agreement--Indemnification."

 BENEFICIAL OWNERSHIP OF SHARES

  The Company's Common Stock is the Company's only outstanding class of voting securities. The following table sets forth certain information as of January 10, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) holders of 5% or more of the outstanding Common Stock, (ii) each Director of the Company, (iii) the executive officers named in Schedule I hereto, and (iv) all Directors and executive officers of the Company as a group.

                                              AMOUNT AND NATURE OF   PERCENTAGE
                   NAME                     BENEFICIAL OWNERSHIP (1)  OF CLASS
                   ----                     ------------------------ ----------
  WMX Technologies, Inc. (2)
   3003 Butterfield Road
   Oak Brook, Illinois 60521...............        10,368,000          37.63%
  State of Wisconsin Investment Board (3)
   P.O. Box 7842
   Madison, Wisconsin 53707................         1,517,000           5.51%
  H. Wayne Huizenga (4)
   200 South Andrews Avenue
   Fort Lauderdale, Florida 33301..........         1,500,000           5.25%
  James L. Kirk (5) (6) (7)................         2,280,960           8.14%
  Joseph R. Kirk (5) (6) (7)...............         2,569,138           9.25%
  Herbert A. Getz (5)(6)...................            25,000              *
  Ivan W. Gorr (5) (6) (8).................            50,606              *
  Dr. Charles D. Hollister (5) (6).........            40,000              *
  William P. Hulligan (5) .................            20,000              *
  James E. Koenig (5) (6) (7)..............            25,150              *
  Richard W. Pogue (5) (6) (7).............            53,000              *
  Charles W. Schmidt (5) (6) (7) (8).......            78,190              *
  Robert J. Blackwell (5) (6) (8)..........           173,076              *
  Philip V. Petrocelli (5) (6) (8).........           212,735              *
  Philip O. Strawbridge (5) (6) (8)........           148,274              *
  Michael A. Szomjassy (5) (6) (8).........           223,159              *
  All Directors and executive officers as a
   group (17 persons) (5) (6)..............         6,122,185          20.87%

--------
 *less than 1%.

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in this table. Except as indicated in the notes to the table, each shareholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned. Beneficial ownership is calculated in accordance with the rules and regulations of the Commission.

(2) According to a Schedule 13D dated June 8, 1995 jointly filed by WMX Technologies Inc. ("WMX"), Chemical Waste Management, Inc., Rust Holding Company Inc., and Rust International Inc. Assumes the exercise of warrants currently exercisable to purchase 700,000 shares of Common Stock pursuant to that certain Warrant Agreement between the Company and WMX described below.

(3) According to an Amendment No. 8 to Schedule 13G filed by the State of Wisconsin Investment Board.

(4) According to a Schedule 13D, dated April 1, 1995, filed by Mr. Huizenga. Assumes the exercise of options currently exercisable or exercisable within 60 days to purchase 1,000,000 shares of Common Stock, but does not include 500,000 shares of Common Stock owned by the Huizenga Family Foundation, Inc. as to which Mr. Huizenga disclaims beneficial ownership.
(5) The address of the shareholder is c/o OHM Corporation, 16406 U.S. Route 224 East, Findlay, Ohio 45840.

(6) Assumes the exercise of options to purchase 463,279, 210,000, 25,000, 40,000, 40,000, 20,000, 25,000, 40,000, 30,000, 133,092, 175,489, 122,967,
    200,275, and 1,737,494 by Messrs. James L. Kirk, Joseph R. Kirk, Getz, Gorr, Hollister, Hulligan, Koenig, Pogue, Schmidt, Blackwell, Petrocelli, Strawbridge, Szomjassy, respectively, and all directors and executive officers as a group, respectively.

(7) Includes 20,562 shares of Common Stock held in three trusts by Mr. James L. Kirk's wife as trustee for the benefit of the Kirks' children and 2,600 held in trust by Mr. James L. Kirk's daughter as trustee for the benefit of Mr. Kirk's grandchild, as to which Mr. James L. Kirk disclaims beneficial ownership. Includes 30,201 shares of Common Stock held in three trusts by Mr. Joseph R. Kirk's wife as trustee for the benefit of the Kirks' children, as to which Mr. Joseph R. Kirk disclaims beneficial ownership. Includes 150 shares of Common Stock held in trust for the benefit of Mr. Koenig's brother as to which he disclaims beneficial ownership. Includes 1,000 shares of Common Stock held in trust for the benefit of Mr. Pogue's wife as to which he disclaims beneficial ownership. Includes 10,000 shares of Common Stock held in trust for the benefit of Mr. Schmidt's wife as to which he disclaims beneficial ownership.

(8) Includes 8,606, 8,190, 5,479, 7,083, 11,537, and 3,130 phantom stock units held by Messrs. Gorr, Schmidt, Blackwell, Petrocelli, Strawbridge, and Szomjassy, respectively.

  James L. Kirk and Joseph R. Kirk are brothers, each of whom disclaims beneficial interest in the shares owned by the other.

13. DIVIDENDS AND DISTRIBUTIONS.

  According to the Company's 1996 Annual Report on Form 10-K, the Company has not paid cash dividends to date and intends to retain future earnings for use in the business.

  Pursuant to the terms of the Merger Agreement, prior to the time that Parent's nominees are elected to the Company's Board and represent at least a majority of such directors, the Company will not, without the consent of Parent, split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares.

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NEW YORK STOCK EXCHANGE AND EXCHANGE ACT REGISTRATION.

  The consummation of the transactions contemplated by the Merger Agreement will reduce the number of Shares that might otherwise trade publicly, may reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

 NEW YORK STOCK EXCHANGE LISTING

  Upon consummation of the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of Shares falls below 100 or the aggregate market value of such publicly held Shares falls below $5,000,000. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchanges, through NASDAQ or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described herein and other factors. There are 27,554,547 Shares outstanding and approximately 734 holders of record of the Shares.

 EXCHANGE ACT REGISTRATION

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange

Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule l3e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE market reporting. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the Effective Time as the requirements for termination of registration are met.

 MARGIN REGULATIONS

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the consummation of the transactions contemplated by the Merger Agreement, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

15. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, and provided that (i) the Share Repurchase shall have been completed subject only to the condition that Purchaser shall have paid for Shares pursuant to the Offer and (ii) Purchaser shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act, Purchaser shall not be required to accept for payment, or may delay the acceptance for payment for any tendered Shares, or may, subject to the terms and conditions of the Merger Agreement, terminate or amend the Offer as to any Shares not then accepted for payment if the Share Number Condition is not met, or, if on or after January 15, 1998 and prior to the time of acceptance for payment for any of such Shares, any of the following events shall occur:

    (a) the Company shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the Merger Agreement and, with respect to any such failure that can be remedied, the failure shall not have been remedied within five business days after Parent has furnished the Company written notice of such failure, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become and remain inaccurate or incomplete in any material respect;

    (b) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court of competent jurisdiction or other governmental or regulatory authority, agency or commission in the United States (each a "Governmental Entity") by any Governmental Entity: (i) seeking to prohibit the consummation of the transactions contemplated by the Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on Parent's or Purchaser's ownership or operation of all or a material portion of the Company's business or assets, or to compel Parent or Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets; or (iii) seeking to make the acceptance for payment of, purchase of, or repayment for, some or all of the Shares illegal;

    (c) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to be or become applicable to the Offer or the Merger that results in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

    (d) it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent and its subsidiaries or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 under the Exchange Act) or more than 50% of the outstanding shares, or any person, entity or group shall have entered into a definitive written agreement with the Company with respect to a tender offer or exchange offer for some portion of all of the Shares or a merger, consolidation or other business combination with or involving the Company;

    (e) there shall have occurred any event or events that, individually or in the aggregate, have or are reasonably likely to have a Company Material Adverse Effect;

    (f) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for a termination or amendment of the Offer or a delay in the acceptance for payment for the Shares; or

    (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index),
  (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any Governmental Entity on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States, or (iii) a commencement of a war or armed hostilities directly or indirectly involving the United States;

which, in the reasonable judgment of Parent and Purchaser, in any such case, make it inadvisable to proceed with the Offer and/or with the acceptance for payment for Shares.

  The conditions set forth above are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition or may be waived by Parent or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion, except as otherwise provided in the Merger Agreement.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

 GENERAL

  Except as described below, based upon an examination of publicly available filings made by the Company with the Commission, other publicly available information about the Company and the representations and warranties of the Company in the Merger Agreement, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 16.

 ANTITRUST

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

  Purchaser expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. Washington D.C. City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Purchaser. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. Washington D.C. time on the 10th day after substantial compliance by Purchaser with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser, Parent or the Company. Litigation seeking similar relief could be brought by private parties.

  Purchaser does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the purchase of the Shares in the Offer, including conditions with respect to litigation and certain governmental actions.

 STATE TAKEOVER STATUTES

  A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  Ohio Take-Over Act. Sections 1707.041, 1707.042, 1707.23 and 1707.26 of the
Ohio Revised Code (collectively, the "Ohio Take-Over Act") regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "control bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million dollars, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company, however, need not be incorporated in Ohio.

  The Ohio Take-Over Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

  Within five calendar days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Take-Over Act.

  Purchaser and Parent have filed the information required under the Ohio Take-Over Statute.

  The Ohio Business Combination Law. The Ohio Business Combination Law prohibits certain business combinations and other transactions (each, a "Chapter 1704 Transaction"), such as the Merger, between an issuing public corporation (such as the Company) and any "Interested Shareholder" (defined generally as any person that, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors) for a period of three years after the date the person becomes an Interested Shareholder. After such three year period, a Chapter 1704 Transaction between an issuing public corporation and such Interested Shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 Transaction is approved by certain supermajority shareholder votes.

  The Ohio Business Combination Law restrictions do not apply to a Chapter 1704 Transaction with an Interested Shareholder if either the acquisition of the corporation's shares that would cause the Interested Shareholder to become an Interested Shareholder or the Chapter 1704 Transaction is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Shareholder became an Interested Shareholder.

  The Company's Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, so that the Ohio Business Combination Law does not apply to the acquisition of Shares pursuant to the Offer or the Merger.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, which have enacted takeover statutes. Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and Purchaser has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer.

17. FEES AND EXPENSES.

  Pursuant to arrangements entered into in connection with Carlyle's investment in Parent in 1996, Carlyle is entitled to an investment banking fee equal to 1% of the aggregate transaction value for certain investment banking services provided to Parent, and reimbursement of reasonable out of pocket expenses. Parent and Carlyle have agreed that Parent will pay Carlyle a fee of $2.5 million and reimbursement of reasonable out-of-pocket expenses in connection with the transactions (less than the 1% fee of $[3.73 million] to which Carlyle would otherwise be entitled).

  DLJ is acting as financial advisor to Parent in connection with the Offer and the Merger. Parent has agreed to pay DLJ for its services (i) a retainer fee of $100,000, (ii) a fee of $500,000 at the time DLJ notified Parent's Board of Directors that it was prepared to deliver an opinion to Parent as to the fairness, from a financial point of view, to Parent of the consideration to be paid by Parent or Purchaser in connection with the transactions contemplated by the Merger Agreement (the "DLJ Fairness Opinion") and an additional fee of $100,000 for each update of a prior DLJ Fairness Opinion delivered by DLJ with respect to the Offer and the Merger, (iii) additional cash compensation, payable at the consummation of a Transaction (as defined below), in an amount equal to $2,750,000 less any amounts paid by Parent pursuant to clauses (i) and
(ii) of this paragraph, and (iv) reimbursements for reasonable out-of-pocket expenses. Additionally, DLJ will be entitled to receive the greater of $750,000 or 10% of any termination fee paid to Parent pursuant to the Merger Agreement. Parent has also agreed to indemnify DLJ against certain liabilities and expenses in connection with the services provided by DLJ, including certain liabilities under the federal securities laws. For purposes of the DLJ engagement, "Transaction" means, among other things, the acquisition by Parent of a majority of the outstanding Shares on a fully diluted basis and/or a merger of the Company with Parent or an affiliate of Parent (including the Purchaser).

  Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and BankBoston, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent will receive a fee for services as Information Agent of $6,500 and will be reimbursed for certain out-of-pocket expenses. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

18. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

  Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

IT-OHIO, INC.
January 16, 1998

                                  SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, the name of any corporation or other organization in which such employment is conducted or was conducted, those securities for which there is a right to acquire, and the aggregate amount and percentage of securities beneficially owned, for each executive officer and director of the Company. Except as otherwise indicated, all of the persons listed below are citizens of the United States. The business address of each executive officer of the Company is 16406 U.S. Route 224 East, Findlay, Ohio 45840, unless otherwise set forth below. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with the Company. Directors of the Company are indicated with an asterisk. Unless otherwise indicated, none of the persons listed below have bought or sold any Common Stock within the past 60 days.

                                                                  NUMBER OF
                                                                    SHARES
                               PRESENT      MATERIAL POSITIONS  -------------- PERCENTAGE
 NAME, CITIZENSHIP AND       OCCUPATION       HELD DURING THE   OPTIONS         OF SHARES
CURRENT BUSINESS ADDRESS    OR EMPLOYMENT     PAST FIVE YEARS     (A)   TOTAL  OUTSTANDING
*Herbert A. Getz........  Director and      Senior Vice         25,000  25,000     **
                          Member of the     President of WMX
                          Compensation and  from May 1995 to
                          Stock Option      the present;
                          Committee.        General Counsel of
                          Director since    WMX from August
                          June 1995.        1992 to the
                                            present; Vice
                                            President of WMX
                                            from May 1990 to
                                            May 1995; Secretary
                                            of WMX from January
                                            1988 to the
                                            present; Vice
                                            President and
                                            Secretary of
                                            Wheelabrator
                                            Technologies Inc.
                                            from July 1995 to
                                            January 1997.
*Ivan W. Gorr...........  Director and      Director of Amcast  40,000  50,606     **
                          Chairman of the   Industrial
                          Audit Committee   Corporation, Arvin
                          and Member of     Industries, The
                          the Compensation  Fifth and Third
                          and Stock Option  Bancor and Borg-
                          and Executive     Warner Automotive.
                          Committees.
                          Director since
                          November 1990.
*Dr. Charles D.           Director and      Senior Scientist    40,000  40,000     **
 Hollister..............  Member of the     and Vice President
                          Audit Committee.  of Woods Hole
                          Director since    Oceanographic
                          July 1992.        Institution since
                                            1979.

                                   SCHEDULE I

                                                                NUMBER OF SHARES
                               PRESENT      MATERIAL POSITIONS  ------------------   PERCENTAGE
 NAME, CITIZENSHIP AND       OCCUPATION       HELD DURING THE   OPTIONS               OF SHARES
CURRENT BUSINESS ADDRESS    OR EMPLOYMENT     PAST FIVE YEARS     (A)      TOTAL     OUTSTANDING
*William P. Hulligan....  Director and      Executive Vice       20,000      20,000      **
                          Member of the     President of Waste
                          Executive         Management, Inc.
                          Committee.        ("WMX") from
                          Director since    January 1996 to
                          October 1996.     November 1997.
                                            Currently serves as
                                            a consultant to
                                            WMX; President of
                                            the Midwest Group
                                            of WMX from March
                                            1983 to January
                                            1996.
*James L. Kirk..........  Director,         President and Chief 463,279   2,280,960       8.14%
                          President and     Executive Officer
                          Chief Executive   since July 1986.
                          Officer;
                          Director since
                          July 1986.
*Joseph L. Kirk.........  Director and      Executive Vice      210,000   2,569,138       9.25%
                          Executive Vice    President since
                          President;        July 1986.
                          Director since
                          July 1986.
*James E. Koenig........  Director and      Executive Vice       25,000      25,150      **
                          Member of the     President of WMX
                          Audit Committee.  and President of
                          Director since    Waste Management
                          June 1995.        Shared Services
                                            from February 1997
                                            to October 1997;
                                            remains an employee
                                            of WMX; Senior Vice
                                            President of WMX
                                            from May 1992 to
                                            February 1997.
*Richard W. Pogue.......  Director and      Consultant with Dix  40,000      53,000      **
                          Member of the     and Eaton--present;
                          Executive         Partner of the law
                          Committee.        firm Jones, Day,
                          Director since    Reavis & Pogue from
                          July 1996.        1961 to June 1994.
*Charles W. Schmidt.....  Director and      Formerly the Senior  30,000      78,190      **
                          Chairman of the   Vice President,
                          Compensation and  External Affairs of
                          Stock Option      Raytheon Company,
                          Committee and     and President and
                          Member of the     Chief Executive
                          Executive         Officer of SCA
                          Committee.        Services, Inc.
                          Director since
                          July 1996.

                                   SCHEDULE I

                                                                  NUMBER OF
                                                                    SHARES
                               PRESENT      MATERIAL POSITIONS  ---------------    PERCENTAGE
 NAME, CITIZENSHIP AND       OCCUPATION       HELD DURING THE   OPTIONS             OF SHARES
CURRENT BUSINESS ADDRESS    OR EMPLOYMENT     PAST FIVE YEARS     (A)    TOTAL     OUTSTANDING
Pamela K.M. Beall.......  Vice President,   Vice President from  66,865   2,202(B)     **
                          Treasurer and     August 1994 to the
                          Assistant         present; Treasurer
                          Secretary.        and Assistant
                                            Secretary from
                                            January 1986 to the
                                            present.
Robert J. Blackwell.....  Vice President,   Vice President,     133,092  34,505(B)     **
                          Marketing and     Marketing and
                          Strategic         Strategic Planning
                          Planning.         from October 1995
                                            to the present;
                                            Vice President,
                                            Government Business
                                            Development of OHM
                                            Remediation
                                            Services Corp., a
                                            wholly-owned
                                            subsidiary of the
                                            Company ("OHMR")
                                            from July 1993 to
                                            October 1995; Vice
                                            President for
                                            Federal Marketing
                                            and Legislative
                                            Affairs of Ebasco
                                            Services
                                            Incorporated
                                            ("Ebasco") from
                                            January 1993 to
                                            July 1993; Director
                                            of Marketing and
                                            Federal Relations
                                            of Ebasco from
                                            January 1989 to
                                            December 1992.
Fred H. Halvorsen.......  Vice President,   Vice President,      37,546   2,754        **
                          Health and        Health and Safety
                          Safety.           since May 1987.
Kris E. Hansel..........  Vice President    Vice President and   57,981   1,982        **
                          and Controller.   Controller since
                                            October 1992.
Steven E. Harbour.......  Vice President,   Vice President,      50,000       0        **
                          Legal and         Legal and Secretary
                          Secretary.        from December 1996
                                            to the present;
                                            Vice President of
                                            the Coca-Cola
                                            Bottling Company of
                                            New York, Inc. from
                                            1993 to 1995.

                                   SCHEDULE I

                                                                  NUMBER OF
                                                                    SHARES
                               PRESENT      MATERIAL POSITIONS  ---------------    PERCENTAGE
 NAME, CITIZENSHIP AND       OCCUPATION       HELD DURING THE   OPTIONS             OF SHARES
CURRENT BUSINESS ADDRESS    OR EMPLOYMENT     PAST FIVE YEARS     (A)    TOTAL     OUTSTANDING
Philip V. Petrocelli....  Vice President,   Vice President,     175,489  30,163(B)     **
                          Western           Western Operations
                          Operations.       from May 1995 to
                                            the present; Senior
                                            Vice President,
                                            Western Operations
                                            of OHMR from
                                            October 1995 to the
                                            present; Vice
                                            President Western
                                            Region of OHMR from
                                            August 1993 to
                                            October 1995.
Philip O. Strawbridge...  Vice President,   Vice President,     122,967  11,537(B)     **
                          Chief Financial   Chief Financial and
                          and               Administrative
                          Administrative    Officer from
                          Officer.          February 1996 to
                                            the present; Senior
                                            Director of
                                            Government
                                            Contracts and
                                            Compliance of Fluor
                                            Daniel, Inc. prior
                                            to February 1996.

                                  SCHEDULE I

                                                                  NUMBER OF
                                                                    SHARES
                               PRESENT      MATERIAL POSITIONS  ---------------    PERCENTAGE
 NAME, CITIZENSHIP AND       OCCUPATION       HELD DURING THE   OPTIONS             OF SHARES
CURRENT BUSINESS ADDRESS    OR EMPLOYMENT     PAST FIVE YEARS     (A)    TOTAL     OUTSTANDING
Michael A. Szomjassy....  Vice President,   Vice President,     200,775  19,754(B)     **
                          Eastern           Eastern Operations
                          Operations.       from October 1995
                                            to the present;
                                            Senior Vice
                                            President, Eastern
                                            Operations of OHMR
                                            from October 1995
                                            to the present;
                                            Vice President,
                                            Southeast Region of
                                            OHMR from November
                                            1989 to October
                                            1995.

---------------------
(A) Includes shares which executive officers and directors have the right to acquire within 60 days of January 15, 1998, under stock option and warrant agreements.

(B) Does not include any phantom stock held pursuant to the Company Retirement and Incentive Compensation Plan.

** less than 1%

                                  SCHEDULE II

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Unless otherwise indicated, the principal business address of each director or executive officer is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Directors of Parent are indicated with an asterisk. Unless otherwise indicated, none of the persons listed below have bought or sold any Parent Common Stock within the past 60 days.

 NAME, CITIZENSHIP
    AND CURRENT           PRESENT OCCUPATION              MATERIAL POSITIONS HELD
 BUSINESS ADDRESS            OR EMPLOYMENT               DURING THE PAST FIVE YEARS
*Anthony J.          Chief Executive Officer and   Chief Executive Officer and President
 DeLuca............  President. Director since     from July 1997 to the present;
                     1996.                         President and acting Chief Executive
                                                   Officer from July 1996 to July 1997;
                                                   Senior Vice President and Chief
                                                   Financial Officer from March 1990 to
                                                   July 1997.
*E. Martin Gibson..  Chairman of the Board of      Chairman of the Board of Directors
                     Directors. Director since     from April 1995 to November 1996;
                     1994.                         Chairman of Corning Life Sciences,
                                                   Inc. from 1992 to December 1994.
*James C. McGill...  Director and Private          Director from 1990 to the present;
                     Investor. Director since      Private investor for the last 5 years.
                     1990.
*Daniel A.
 D'Aniello.........  Managing Director of          Managing Director of Carlyle from 1987
                     Carlyle. Director since       to the present.
                     1996.
*Philip B. Dolan...  Vice President of Carlyle.    Vice President of Carlyle from 1989 to
                     Director since 1996.          the present.
*Admiral James
 David Watkins.....  President of the Joint        President of JOI from 1993 to the
                     Oceanographic Institutions,   present; President of Consortium
                     Inc. ("JOI"). Director since  Oceanographic Research and Education
                     1996.                         from 1994 to the present; Secretary of
                                                   Energy under President Bush from 1989
                                                   to 1993.
*Robert F.           Special Counsel to Eckert     Special Counsel to Eckert from 1993 to
 Pugliese..........  Seamans Cherin & Mellott      the present.
                     ("Eckert"). Director since
                     1996.
Franklin E.          Senior Vice President, DOE    Senior Vice President, DOE Programs,
 Coffman...........  Programs, Corporate Business  Corporate Business Development from
                     Development.                  July 1996 to the present; Senior Vice
                                                   President, Government and Commercial
                                                   Program Development from March 1995 to
                                                   July 1996; Vice President, Government
                                                   Programs from October 1984 to March
                                                   1995.

                                  SCHEDULE II

 NAME, CITIZENSHIP AND         PRESENT OCCUPATION              MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS          OR EMPLOYMENT               DURING THE PAST FIVE YEARS
James R. Mahoney........  Senior Vice President,        Senior Vice President, Consulting and
                          Consulting and Ventures and   Ventures from July 1996 through the
                          Corporate Development.        present; Senior Vice President,
                                                        Technical Operations and Corporate
                                                        Development from March 1995 to July
                                                        1996; Senior Vice President, Corporate
                                                        Development and Sales from April 1992
                                                        to March 1995.
Raymond J. Pompe........  Senior Vice President,        Senior Vice President, Engineering and
                          Engineering and               Construction from July 1996 to the
                          Construction.                 present; Senior Vice President,
                                                        Project Operations from March 1995 to
                                                        July 1996; Vice President,
                                                        Construction and Remediation from 1988
                                                        to March 1995.
James G. Kirk...........  Vice President, General       Vice President, General Counsel and
                          Counsel and Secretary.        Secretary from September 1996 to the
                                                        present; General Counsel, Eastern
                                                        Operations from 1991 to September
                                                        1996.

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Unless otherwise indicated, the principal business address of each director or executive officer is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, except Mr. Register, whose principal business address is 11499 Chester Road, Cincinnati, Ohio 45246. Directors of Purchaser are indicated with an asterisk.

 NAME, CITIZENSHIP AND         PRESENT OCCUPATION              MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS          OR EMPLOYMENT               DURING THE PAST FIVE YEARS
*Anthony J. DeLuca......  Chief Executive Officer and   Chief Executive Officer and President
                          President. Director since     of Parent from July 1997 to the
                          1998.                         present; Director of Parent from 1996
                                                        to the present; President and acting
                                                        Chief Executive Officer of Parent from
                                                        July 1996 to July 1997; Senior Vice
                                                        President and Chief Financial Officer
                                                        of Parent from March 1990 to July
                                                        1997.
*Daniel A. D'Aniello....  Director since 1998.          Managing Director of Carlyle from 1987
                                                        to the present. Director of Parent
                                                        from 1996 to the present.
*Philip B. Dolan........  Director since 1998.          Vice President of Carlyle from 1989 to
                                                        the present. Director of Parent from
                                                        1996 to the present.

                                  SCHEDULE II

 NAME, CITIZENSHIP AND
   CURRENT BUSINESS             PRESENT OCCUPATION            MATERIAL POSITIONS HELD
        ADDRESS                   OR EMPLOYMENT              DURING THE PAST FIVE YEARS
 Harry J. Soose.......      Treasurer.                 Currently Vice President, Finance and
                                                       Controller of Parent and has been an
                                                       employee of Parent since 1991. He has
                                                       held the positions of Vice President
                                                       and Controller and Controller,
                                                       Construction and Remediation Division
                                                       of Parent.
 James G. Kirk........      Vice President and         Vice President, General Counsel and
                            Secretary.                 Secretary of Parent from September
                                                       1996 to the present; General Counsel,
                                                       Eastern Operations from 1991 to
                                                       September 1996.
 James M. Redwine.....      Assistant Secretary.       Currently Senior Corporate Counsel and
                                                       Assistant Secretary of Parent and has
                                                       been an employee of Parent for the
                                                       past five years. He has held the
                                                       positions of Corporate Counsel and
                                                       Associate Counsel of Parent.
 Joseph K. Register, Jr...  Vice President.            Currently Vice President, Consulting
                                                       Services of Parent, and has been an
                                                       employee of Parent for the past five
                                                       years. He has held the positions of
                                                       Director, North Region Operations,
                                                       Director, Midwest Operations, and
                                                       Project Hydrogeologist for Parent.

                                    ANNEX A

   TEXT OF SECTIONS 1701.84 AND 1701.85 OF THE OHIO GENERAL CORPORATION LAW

  1701.84 DISSENTING SHAREHOLDERS ENTITLED TO RELIEF.--The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

  (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, or 1701.801 of the Revised Code;

  (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

  (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

  (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

  (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code. (Last amended by H.B. 495, L. '96, eff. 10-3-96.).

  1701.85 RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES.--
(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

  (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders as to which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

  (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

  (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

  (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

  (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

  (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:

    (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

    (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

    (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

    (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section within the period provided in that division.

  (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

  (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                               BANKBOSTON, N.A.

        By Mail:             By Overnight Courier:            By Hand:



 Boston EquiServe, L.P.
Corporate Reorganization
  Post Office Box 2089
  Boston, MA 02266-2089
  BankBoston, N.A. Boston EquiServe, L.P. Corporate Reorganization 150 Royall
                  Street Mail Stop 45-02-53 Canton, MA 02021
                                                          BankBoston, N.A.
                                                        Securities Transfer &
                                                       Reporting Service Inc.
                                                       55 Broadway, 3rd Floor
                                                      New York, NY 10006 Attn:
                                                           Delivery Window

      By Facsimile                                      Confirm by Telephone:
      Transmission:


                                                           (781) 575-3204
      (For Eligible
Institutions Only) (781)
        575-2420

  Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent, or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     LOGO

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885